                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                        York International Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        York International Corporation
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notice of              [LOGO OF YORK (R) INTERNATIONAL APPEARS HERE]
                       ---------------------------------------------------------
                          CORPORATION

1998

Annual                 TO THE STOCKHOLDERS:

Meeting                  You are cordially invited to attend the 1998 Annual
                       Meeting of Stockholders of York International Corporation (the "Company"). It will be held at the Yorktowne Hotel, York, Pennsylvania on Thursday, May 14, 1998 at 1:30 p.m., EDT, to consider and act on the following matters:

                         1. Election of a Board of Directors to hold office for one year.

                         2.  Ratification of the appointment of KPMG Peat
Proxy                        Marwick LLP as independent accountants.

                         3.  The transaction of any other business properly
Statement                    brought before the meeting.

                         Stockholders of record at the close of business on
                  March 23, 1998 will be entitled to notice of and to vote at the meeting.

                         If you cannot attend the meeting, PLEASE TAKE THE TIME
Annual            TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE
                  ENVELOPE WE HAVE PROVIDED. A majority of the outstanding
Financial         shares of Common Stock must be represented at the meeting in order to transact business, and regardless of the number of shares you own, your proxy is important in fulfilling this
Statements        requirement. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE
                  EXPENSE INVOLVED IN FURTHER COMMUNICATIONS. If you choose to attend the meeting, you may vote in person, even if you have previously sent us your proxy.

and               By Order of the Board of Directors


Review of         JANE G. DAVIS
                  Vice President, Secretary and
                  General Counsel

Operations
                  March 31, 1998

                                PROXY STATEMENT

   This proxy statement is furnished in connection with the solicitation by York International Corporation (the "Company") of proxies to be voted at the 1998 Annual Meeting of Stockholders to be held on May 14, 1998 at 1:30 p.m., EDT, at the Yorktowne Hotel, York, Pennsylvania, and at any adjournment or postponement thereof. The expense of preparing, printing and mailing this proxy statement and the proxy materials will be borne by the Company. The Company has engaged Chase Mellon Shareholder Services, L.L.C. to assist in the solicitation of proxies from stockholders for a fee of up to $4,500 plus reimbursement of its out-of-pocket expenses. In addition to solicitations by mail, regular employees of the Company without additional compensation, as well as employees of Chase Mellon Shareholder Services, L.L.C., may solicit proxies in person or by telephone. The Company will reimburse brokerage houses and other custodians, nominees, and fiduciaries for the costs of sending this proxy statement and the proxy materials to their principals.

   Any proxy may be revoked by a stockholder at any time prior to its use by (i) executing another proxy at a later date, (ii) delivering a written notice to any of the persons named in the proxy, or (iii) voting in person at the 1998 Annual Meeting.

   Holders of record of outstanding common stock of the Company, $.005 par value per share ("Common Stock"), at the close of business on March 23, 1998 (the "Record Date") are entitled to notice of and to vote at the 1998 Annual Meeting. Each share of Common Stock is entitled to one vote. There is no provision for cumulative voting. Shares represented by any proxy properly executed and received by the Company will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors. See "Vote Required to Approve Matters" for a description of quorum and voting requirements and the effect of abstentions and "broker non-votes" on such requirements. On March 23, 1998, the Company had 40,641,902 shares of Common Stock outstanding and entitled to vote at the meeting 43,288,017 shares if adjusted to include all stock options exercisable within sixty days after March 23, 1998).

   The principal executive offices of the Company are located at 631 South Richland Avenue, York, Pennsylvania 17403. The approximate date on which this proxy statement and enclosed form of proxy will be mailed to stockholders is March 31, 1998.


                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

   The Board of Directors has fixed the number of Directors to be elected at nine. All Directors now in office are standing for re-election. Proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

   Unless contrary instructions are given in a proxy, the persons named as proxy voters will vote in favor of the nominees listed below to serve for the coming year and until their successors are elected and qualified.

   The Company has no reason to believe that any nominee will be unable to serve as a Director. However, if any nominee should become unable to serve, the shares represented by a proxy will be voted for a substitute nominee designated by the Board of Directors. In nominating candidates for the Board of Directors, the Directors take into account certain considerations. The first is that the Board of Directors should be composed of a majority of independent Directors. The second is that nominees should bring to the Board experience in a field relevant to the Company's operations, such as manufacturing, marketing, technology or finance. The third is that candidates of different ages, races and genders should be considered in order to provide the Company with the benefits of diversity. Should a Board vacancy occur, the Board will take every reasonable step to ensure that candidates meeting the above criteria are in the pool from which nominees are chosen.

     Name and Age                                 Other Positions with the Company              Director
     on Record Date                               or Nominee's Principal Occupation              Since
     --------------                               ---------------------------------              -----
Robert N. Pokelwaldt (61)..................  Chairman of the Board of Directors                   1991
                                             and Chief Executive Officer

Malcolm W. Gambill (67)....................  Retired Chairman of the Board and Chief              1993
                                             Executive Officer of Harsco Corporation

Robert F. B. Logan (65)....................  Retired Chairman of the Board and Chief              1988
                                             Executive Officer of Banc One Arizona
                                             Corporation and Senior Executive of
                                             Banc One Corporation's Western
                                             Region

Gerald C. McDonough (69)...................  Private Business Consultant                          1988

Donald M. Roberts (62).....................  Retired Vice Chairman and Treasurer of               1988
                                             United States Trust Company of New York
                                             and U.S. Trust Corporation

John R. Tucker (50)........................  President and Chief Operating Officer                1997


James A. Urry (44).........................  Vice President of Citicorp Venture                   1992
                                             Capital Ltd.

John E. Welsh, III (47)....................  Vice Chairman of Mobile                              1990
                                             Telecommunications Technologies
                                             Corporation

Walter B. Wriston (78).....................  Private Business Consultant                          1992

   Mr. Pokelwaldt has been Chairman of the Board of Directors since January 1993 and Chief Executive Officer and a Director of the Company since June 1991.
Prior thereto he was President and Chief Operating Officer from January 1990 to June 1991, Vice President of the Company and President of Applied Systems Worldwide from September 1988 to January 1990 and Chairman and Chief Executive Officer of Frick Company from June 1983 to September 1988. Mr. Pokelwaldt is a Director of Mohawk Industries, Inc.

   Mr. Gambill was Chairman of the Board of Harsco Corporation from 1991 until he retired in 1994. Mr. Gambill was Harsco's Chief Executive Officer from 1987 to 1993 and its President from 1987 to 1991.

   Mr. Logan was Chairman of the Board and Chief Executive Officer of Banc One Arizona Corporation and Bank One Arizona, N.A. and Senior Executive of Banc One Corporation's Western Region from April 1995 until his retirement on March 31, 1996. From April 1993 until April 1995, Mr. Logan was a private business consultant. Prior thereto he was with Valley National Bank, as President and Chief Operating Officer from January 1990 until April 1993 and as Senior Executive Vice President from May 1989 to January 1990. Mr. Logan was President and Chief Operating Officer of Alexander Hamilton Life Insurance Company of North America from October 1988 to April 1989, an independent financial advisor from October 1986 to October 1988, and Group Chief Executive and Deputy Chairman of Samuel Montagu & Co. (Holdings) Limited from March 1985 to July 1986.

   Mr. McDonough has been a private business consultant since 1988. Prior thereto he was Chairman and Chief Executive Officer of Leaseway Holdings, Inc. from 1987 to July 1988 and Chairman and Chief Executive Officer of Leaseway Transportation Corp. from 1982 to 1987. Mr. McDonough is a Director of Commercial Intertech Corporation, Associated Estates Realty Corporation, and CUNO, Inc. and is a Trustee of The Fidelity Funds.

   Mr. Roberts was Vice Chairman and Treasurer of the United States Trust Company of New York and its parent, U.S. Trust Corporation, from February 1990 until his retirement in September 1995. Prior thereto Mr. Roberts was Executive Vice President and Treasurer of both companies from January 1989 to February 1990 and Executive Vice President of both companies from November 1979 to January 1989. Mr. Roberts is a Director of Burlington Resources, Inc.

   Mr. Tucker has been President and Chief Operating Officer of the Company since October 1997 and a Director since December 1997. Prior to joining the Company, he was President of the Aerospace Equipment Systems Sector of Allied Signal, Inc. from January 1996 to October 1997, President and Chief Executive Officer of Moteren und Turbinen Union (Jet Engine Division) of Daimler-Benz, A.G. from 1994 to 1996 and President of AEG Transportation Systems from 1988 to 1994. Mr. Tucker held various positions with Westinghouse Electric Corporation from 1968 to 1988.

   Mr. Urry has been a Vice President of Citicorp Venture Capital Ltd. since 1989 and has been a Vice President of Citibank, N.A. since 1986. He is a Director of CORT Business Services Corporation, AmeriSource Health Corporation, Hancor Holdings, CLARK Material Handling Corporation, IKS Corporation, Palomar Products, Inc. and Airxcel, Inc.

   Mr. Welsh has been Vice Chairman of Mobile Telecommunications Technologies Corporation since May 1995 and its Managing Director since 1992. From 1990 to 1992, Mr. Welsh was a Managing Director of Prudential-Bache Interfunding Inc. Prior thereto he was a Managing Director of Prudential Bache Securities, Inc. from 1985 to 1990 and Co-Head of its Mergers and Acquisitions Department from 1988 to 1990. Mr. Welsh is a Director of Mobile Telecommunications Technologies Corporation and General Cable Corp.

   Mr. Wriston has been a private business consultant since he retired as the Chairman and Chief Executive Officer of Citicorp in 1984. Mr. Wriston is a Director of ICOS Corporation, Cygnus, Inc., and Vion Pharmaceuticals, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Company has an Audit and Finance Committee, a Compensation Committee and no standing Nominating Committee. Set forth below is a description of the functions of the Company's committees and the members of the Board of Directors who serve on these committees.

   Audit and Finance Committee. The Audit and Finance Committee, which is composed exclusively of outside Directors, recommends to the Board of Directors the independent auditors, reviews the proposed scope of the audit and the auditors' reports and approves the audit fees to be paid. The Committee also reviews with the independent auditors and with the Company's financial and accounting officers the adequacy and effectiveness of the Company's internal auditing and accounting procedures and its financial controls. The Committee is also responsible for monitoring compliance with the Company's ethics policies and applicable laws and regulations. The members of the Audit and Finance Committee are Messrs. McDonough, Roberts and Welsh. The Audit and Finance Committee held two meetings in 1997.

   Compensation Committee. The Compensation Committee, which is composed exclusively of outside Directors, recommends to the Board of Directors the salaries of all corporate officers of the Company, all division and subsidiary presidents and general managers and certain other highly compensated employees. It also determines, subject to further approval of the Board of Directors, the fees for Directors and supervises the administration of all benefit plans and other matters affecting executive compensation. The members of the Compensation Committee are Messrs. Wriston, Gambill, Logan and Urry. The Compensation Committee held three meetings in 1997.

DIRECTOR COMPENSATION

   The Company pays Directors who are not employees of the Company an annual retainer of $24,000, a fee of $1,000 for attendance at each regular and special meeting of the Board or any Committee and, for Committee chairmen, an annual retainer of $2,500. Directors are reimbursed for expenses incurred in attending Board of Directors and Committee meetings. Directors who are not employees of the Company do not participate in any pension or health and welfare plans of the Company.

   Directors who are not employees of the Company may elect to defer 100% of their annual retainer and meeting fees pursuant to the Company's deferred compensation plan. Amounts deferred are credited to a reserve fund and are invested in one of several investment options selected by the Director. The investment options available are those in which employees may invest funds under the York International Investment Plan, together with an option to invest in Common Stock of the Company at fair market value. Dividends payable upon such Common Stock are reinvested in Common Stock of the Company. Upon termination of the Director's services with the Company, the amounts allocated to each Director in the reserve fund will be paid to the Director in a lump sum or installments, with investments in Common Stock of the Company distributed as stock.

   On May 1, 1997 each of the non-employee Directors received an option to purchase 2,000 shares of the Company's Common Stock pursuant to the Company's Amended and Restated 1992 Omnibus Stock Plan. Each person who serves as a Director (and is not an employee of the Company) as of the annual meeting of stockholders or who becomes a Director within six months after such meeting is entitled under such plan to an option to purchase 2,000 shares of Common Stock exercisable at a price equal to the fair market value of the stock on the date of grant. The options are not exercisable immediately and become exercisable to the extent of 25% of the underlying shares on each of the next four anniversaries of the date of grant, subject to acceleration in the event of certain changes in control of the Company. The options have a ten-year term but expire sooner if the holder ceases to be a Director.

   Directors and members of Committees of the Board of Directors who are employees of the Company are not compensated for their service as Directors. Messrs. Pokelwaldt and Tucker are the only Directors who are employees of the Company.

   The Board of Directors held ten meetings in 1997. Each of the Directors attended at least 75% of the aggregate of the meetings of the Board and of the Committee on which he served.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

   Relationship of Compensation to Performance

   The Compensation Committee believes that the compensation of the Company's officers should provide a strong incentive to achieve the Company's performance objectives. The objectives, which are established by the Board of Directors in tandem with management, are intended to maximize corporate and divisional performance and, ultimately, deliver strong value to the stockholders. Consequently, in addition to salary, a significant portion of cash compensation is in the form of an annual bonus, which is paid only if certain financial objectives are met and which can be larger if such financial objectives are exceeded. The more senior an officer, the more his or her total compensation depends on the bonus payment. The Company's Incentive Compensation Plan also contains a Mid-Term Program that provides for the grant of Performance Units to be earned over a longer measurement period based on the Company's cumulative earnings per share and total return to stockholders. In addition, the Compensation Committee grants stock options or may grant restricted stock, designed to provide long-term incentives to key employees and tie their interests directly to those of the Company's stockholders.

   Salaries

   The Compensation Committee sets the base salary of the Chief Executive Officer and of each of the other officers based on a number of factors, including level of responsibility, tenure with the Company, financial performance of the Company, prior individual performance, and comparable salaries for officers at other large industrial corporations. The Committee believes that base salary levels should be competitive with the base salaries (excluding bonuses) of companies in comparable industries and that the opportunity to increase compensation above base salaries should be directly related to the achievement of objective financial performance targets. The companies considered by the Committee include a larger number and broader range of companies than are included in the S & P Electrical Equipment Index, shown in the Stock Performance Graph below, reflecting the Committee's view that the employment market for the Company's officers includes a broader range of companies than that within which the Company should be compared for financial performance purposes. The services of a prominent executive compensation consulting firm are used in determining market practice for all forms of executive compensation.

   Performance-Based Bonuses

   Annual Cash Program - The Company pays annual cash bonuses under the Annual Cash Program of its Incentive Compensation Plan. Each year, the Company establishes financial objectives for its various business units for the succeeding year which are, in turn, used to establish overall targets for the financial performance of the Company. For 1997, the financial objectives selected were earnings before interest and taxes ("EBIT"), with a capital charge for net capital employed and goodwill, for the operating divisions and earnings per share ("EPS") for the Company. The financial objectives are presented to the Compensation Committee, which approves threshold, expected and overachievement targets based on these objectives. Each of the Company's management employees, including its executive officers, is eligible each year to earn a performance bonus equal to a percentage of base salary. The applicable percentage depends on the employee's level of responsibility and on the extent to which targets are achieved (i. e., the more senior the employee and the greater the level of performance of the area for which he or she is responsible, the higher the applicable percentage used to calculate his or her bonus).

   Bonuses for each individual are primarily based upon the performance of that individual's business unit. In the case of those individuals with responsibility at the corporate level, such as the Chief Executive Officer and other corporate officers, bonuses are based on overall Company performance. A portion of the bonus of high level individuals in the business units is also based on overall Company performance. Bonus awards to the executive officers listed in the Summary Compensation Table are disclosed in that table.

   Mid-Term Program - The Mid-Term Program of the Incentive Compensation Plan is intended to cover successive Measurement Periods. The objectives for the Measurement Period are approved by the Compensation Committee, which also approves the number of Performance Units granted, based on market competitive data and job responsibilities. At the end of the Measurement Period, the number of Performance Units earned, if any, is based on the extent to which the established objectives have been met. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's Common Stock during the 120 consecutive trading days ending on the last day of the Measurement Period.

   In March 1996, February 1997 and February 1998, the Compensation Committee approved Mid-Term Performance Objectives for the three-year periods from 1996 through 1998, 1997 through 1999, and 1998 through 2000 respectively, based on cumulative earnings per share and total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index and granted Performance Units that can be earned based on the achievement of these Mid-Term Objectives.

   Stock Awards

   In order to align the interests of management more closely with the long term interests of the Company's stockholders, the Compensation Committee also issues stock options and may issue restricted stock, pursuant to the Company's Amended and Restated 1992 Omnibus Stock Plan. The Committee grants options to individual employees based on its evaluation of a number of factors, including level of base salary, level of responsibility, expected level of contribution to the Company, prior individual performance and prior stock option and restricted stock grants. The largest grants are awarded to the most senior employees, who, in the view of the Compensation Committee, have the greatest potential impact on the Company's profitability and growth. However, the Committee also awards options to individuals at all levels of the organization in order to focus employee attention on the performance of the Company's stock. Options under the plan may be either incentive stock options or non-qualified stock options at the discretion of the Compensation Committee. In 1997, the Committee granted stock options exercisable at fair market value to certain key employees, including the Company's officers. Stock option awards to the executive officers named in the Summary Compensation Table are disclosed in that table. The Company has never repriced any stock options. In 1997, the Compensation Committee granted a restricted stock award to one executive officer, as shown in the Summary Compensation Table, in connection with the start of his employment with the Company.

   In August 1994, in order to more effectively retain certain key employees, the Compensation Committee awarded shares of restricted stock to them, including to certain of the executive officers listed in the Summary Compensation Table. Forty percent of these shares vested in 1996 and 20% vested in 1997. Unless vesting is accelerated in certain unusual events such as death, disability, or termination of employment as a result of certain changes in control, 20% of the shares will vest in each of the two years thereafter. Under certain circumstances, the vesting of shares issued to certain highly-compensated officers will be delayed until such time as the Company's deduction of compensation expense associated with such vesting would not be limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (see below). If an award recipient is terminated for cause, voluntarily terminates his or her employment with the Company, or breaches certain obligations of confidentiality, he or she will forfeit any unvested shares.

   Compensation of Chief Executive Officer

   Mr. Pokelwaldt's compensation, including base salary and stock option award, was determined by the Compensation Committee in accordance with the criteria described above in the "Relationship of Compensation to Performance," "Salaries," "Performance-Based Bonuses" and "Stock Awards" sections of this report.

   Mr. Pokelwaldt received an increase in his base compensation to $700,000 per annum effective March 1, 1997, which reflects the Compensation Committee's assessment of his performance during the prior year. During 1996, under Mr. Pokelwaldt's leadership, the Company began a strategic initiative to realign its operating structure based on global business units in order to more effectively manage and maximize the benefits of its worldwide growth. Strategic acquisitions and joint ventures were concluded which expanded the Company's service business in the United States and its Engineered Systems business in the Peoples' Republic of China. The Committee also wanted to align Mr. Pokelwaldt's salary with that of chief executive officers in comparable companies.

   In 1997, Mr. Pokelwaldt's bonus was based on EPS for the Company. He did not receive a bonus for the year since the Company did not achieve its 1997 EPS target. In 1997, Mr. Pokelwaldt received a grant of 9,604 Performance Units under the Mid-Term Program of the Company's Incentive Compensation Plan. Achievement of the targets on which the earning of these units will be based, cumulative EPS and the Company's total return to stockholders compared to a published index, will be measured at the end of 1999. Mr. Pokelwaldt was also awarded options to purchase 40,000 shares of the Company's Common Stock (on terms described above under "Stock Awards") at the market price on the date of grant, reflecting the view of the Compensation Committee and the Board of Directors of Mr. Pokelwaldt's expected substantial contribution to the future progress and growth of the Company's business.

   Additional details of Mr. Pokelwaldt's compensation over the past three fiscal years are disclosed in the Summary Compensation Table and in other sections of this "Executive Compensation" section.

   In making its compensation decisions, the Committee considers the effect of
Section 162(m) of the Code, which limits to $1,000,000 the allowable federal income tax deduction for compensation paid to the Company's Chief Executive Officer and next four most highly compensated officers. The limit on deductibility does not apply to performance-based compensation paid pursuant to a plan approved by the stockholders. The Company expects that expense associated with stock option awards made under the Company's Amended and Restated 1992 Omnibus Stock Option Plan will not be limited by Section 162(m) since the Company obtained stockholder approval of this Plan in 1997. The expense associated with restricted share awards that are not performance-based may be limited under Section 162(m) and, if that should be the case, the Committee may defer the vesting of such awards until such time as the associated expense is fully deductible. In 1996, the Company obtained stockholder approval of its Incentive Compensation Plan and does not anticipate that the expense associated with this Plan will be limited by Section 162(m).

   In the opinion of the Committee, the Company's performance-based cash compensation system, together with the grant of fair market value options and, in limited circumstances, restricted stock awards, provides all management employees, including executive officers, with an incentive to achieve objective financial targets designed to increase stockholder value.

   The foregoing report is hereby submitted by the members of the Compensation Committee.

Walter B. Wriston, Chairman
Malcolm W. Gambill
Robert F. B. Logan
James A. Urry

SUMMARY COMPENSATION TABLE

   The following table sets forth information concerning cash compensation paid by the Company to the Chief Executive Officer and each of the next four most highly compensated officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the three fiscal years ended December 31, 1997.

                                                                                 Long Term
                                                                            Compensation Awards
                                                                            -------------------
                                                   Annual                              Securities
                                                   Compensation (3) (4)   Restricted   Underlying
                                                  --------------------
                                                                             Stock       Options         All Other
Name                                   Year        Salary     Bonus        Award (5)   Granted (6)    Compensation(7)
----                                   ----        ------     -----        ---------   -----------    ---------------
Robert N. Pokelwaldt.................  1997        $688,667         0              0       40,000           11,507
Chairman of the Board and............  1996         618,333  $543,090              0       40,000           10,159
Chief Executive Officer..............  1995         541,667   666,731              0       25,000            2,952

Michael R. Young.....................  1997         400,000         0        535,000       30,000           21,794
Vice President, President and Chief
Executive Officer of Bristol
Compressors

Scott J. Boxer (1)...................  1997         318,015         0              0       10,000            2,334
Vice President and President of......  1996         286,667    78,735              0       12,000            1,557
Unitary Products Group...............  1995         261,167   147,256              0       14,000            1,329

Peter C. Spellar.....................  1997         291,667         0              0       10,000            2,684
Vice President and President of......  1996         245,000   234,342              0       12,000            2,324
Applied Systems Group................  1995         191,911   218,643              0       10,000            1,957

Dean T. DuCray (2)...................  1997         262,500         0              0        8,500            3,413
Vice President and...................  1996         247,500   193,944              0       10,000            3,278
Chief Financial Officer..............  1995         232,283   256,389              0        9,400            2,057

(1) Mr. Boxer left the Company effective December 31, 1997.

(2) Mr. DuCray has announced his retirement from the Company effective April 1, 1998.

(3) No compensation that would be categorized as "Other Annual Compensation" was paid to officers in any of the years presented.

(4) Includes amounts deferred at the election of the officer pursuant to the York International Investment Plan, a plan established under Section 401 (k) of the Code and the York International Corporation Executive Deferred Compensation Plan, a non-qualified deferred compensation plan. Does not include any amounts that may ultimately be earned for the Performance Units awarded during 1997 and shown in the Long-Term Incentive Plans - Awards in Last Fiscal Year Table.

(5) The restricted stock holdings of the officers other than Mr. Young and the value of such holdings as of December 31, 1997, based upon the 1997 year-end closing price (net of the purchase price paid by the officer) are as follows: Mr. Pokelwaldt 10,000 shares ($395,615), Mr. Boxer 7,400 shares ($292,755), Mr. Spellar 5,600 shares ($221,544), and Mr. DuCray 6,000 shares ($237,369). Any dividends payable with respect to Common Stock will be paid with respect to the restricted stock.

(6) Excludes options to purchase Common Stock at 85% of fair market value through automatic payroll deductions acquired in December 1997 under the 1992 Employee Stock Purchase Plan ("Purchase Plan"), in which Messrs. Pokelwaldt, Young, Spellar, and DuCray each elected to participate, and pursuant to which Mr. Spellar acquired 393 shares, and Messrs. Pokelwaldt, Young and DuCray each acquired 447 shares of Common Stock.

(7) Comprises matching contributions by the Company under the York International Investment Plan, contributions for Mr. Young under the Bristol Thrift and Retirement Plan, and for Mr. Pokelwaldt and Mr. Boxer under the York International Deferred Compensation Plan, and term life insurance premiums for the named individuals for policies with a face amount equal to the individual's base salary, as follows:

                                              Investment Plan      Insurance
                                               Contributions        Premium
                                               -------------        -------
    R. N. Pokelwaldt                             $ 2,536             $8,971
    M. R. Young                                   14,882*             6,912
    S. J. Boxer                                    1,470                864
    P. C. Spellar                                  1,291              1,393
    D. T. DuCray                                   1,500              1,913

   * Bristol Thrift & Retirement


OPTION GRANTS

   The following table shows, as to each person named, the options to purchase Common Stock granted by the Company in 1997 under the Amended and Restated 1992 Omnibus Stock Plan. The grants do not include options to purchase Company stock through automatic payroll deductions under the Purchase Plan (see note (6) to the Summary Compensation Table above).

                             OPTION GRANTS IN 1997

                                                 Individual Grants
                                -------------------------------------------------
                                                   % of
                                   Number of      Total
                                   Securities    Options                                     Potential Realizable Value at
                                   Underlying    Granted                                     Assumed Annual Rates of Stock
                                    Options       to All    Exercise                      Price Appreciation for Option Term
                                    Granted     Employees   Price Per  Expiration               (End of Year Value) (1)
                                                                                       -----------------------------------------
        Name                       (Shares) (2)  in 1997      Share       Date             0%           5% (3)          10% (3)
--------------------------------  -----------   ---------   ---------  ----------         --        ---------        ---------
R. N. Pokelwaldt................       40,000         4.8%     $45.38    03/12/07         $0        1,141,570        2,892,961
M. R. Young.....................       20,000         2.4       54.50    01/06/07          0          685,495        1,737,179
                                       30,000         1.2       45.38    03/12/07          0          285,392          723,240
S. J. Boxer.....................       10,000         1.2       45.38    03/12/07          0          285,392          723,240
P. C. Spellar...................       10,000         1.2       45.38    03/12/07          0          285,392          723,240
D. T. DuCray....................        8,500         1.0       45.38    03/12/07          0          242,584          614,754

___________
(1) Represent arbitrarily assumed rates of appreciation of the Common Stock price, mandated by the Securities and Exchange Commission's rules, compounded annually over the term of the option and are not intended to forecast possible future appreciation, if any, of the Common Stock. The market value of the Common Stock on the March 12, 1997 grant date was $45.38; the value of the Common Stock at the end of those options' term based on a compounded 5% growth rate would be $73.92 per share, and based on a compounded 10% growth rate would be $117.70 per share. The market value of the Common Stock on the January 6, 1997 grant date was $54.50; the value of the Common Stock at the end of those options' term based on a compounded 5% growth rate would be $88.77 per share, and based on a compounded 10% growth rate would be $141.36 per share.

(2) The options are non-qualified, non-transferable other than by will or the laws of descent and distribution, become exercisable in full one year from the date of grant and are exercisable for nine years thereafter, unless terminated sooner in the event of death, disability, retirement or termination of employment.

(3) No gain to the optionees is possible without an increase in stock price which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee.


OPTION EXERCISES AND 1997 YEAR-END OPTION VALUES

    The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning 1997 year-end stock option values. Only Messrs. Pokelwaldt and Boxer exercised any options during 1997.


                      AGGREGATED OPTION EXERCISES IN LAST
                     Fiscal Year and Year-End Option Values

                                                                      Number of Securities         Value of Unexercised
                                                                     Underlying Unexercised        In-the-Money Options
                                         Number of                  Options at 1997 Year-End       at 1997 Year-End (1)
                                          Shares       Value        -------------------------      ----------------------
    Name                                 Acquired     Realized      Exercisable/Unexercisable   Exercisable/Unexercisable
    ----                                 --------     --------      -------------------------   -------------------------
R. N. Pokelwaldt..................        22,087      $930,636          140,610  /  40,000             231,991  / $0
M. R. Young.......................             0             0                0  /  30,000                   0  /  0
S. J. Boxer.......................         6,218       291,531           49,165  /  10,000              65,016  /  0
P. C. Spellar.....................             0             0           41,700  /  10,000              70,513  /  0
D. T. DuCray......................             0             0           46,150  /   8,500              99,656  /  0

___________
(1) Based upon an assumed fair market value of $39.5625 per share, which was the closing price on the New York Stock Exchange of the Common Stock on December 31, 1997.


LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

   The following table shows, as to each person named, the Performance Units granted by the Company in 1997 under the Mid-Term Program of the Incentive Compensation Plan. At the end of the three-year measurement period, the number of Performance Units earned, if any, will be based on the extent to which the established objectives of cumulative earnings per share and total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index have been met. If the threshold objective is not met, no Performance Units are earned. If the target objective is exceeded, additional Performance Units can be earned, up to the number of the original grant. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's Common Stock during the 120 consecutive trading days ending on the last day of the measurement period.

                                                                                   Number of
                                                                                 Shares, Units              Performance or
                                                                                    or Other              Other Period Until
Name                                                                                 Rights              Maturation or Payout
----                                                                                 ------              --------------------
R. N. Pokelwaldt..........................................................           9,604                       12/31/99
M. R. Young...............................................................           4,863                       12/31/99
S. J. Boxer...............................................................           3,525                       12/31/99
P. C. Spellar.............................................................           3,039                       12/31/99
D. T. DuCray..............................................................           3,039                       12/31/99

RETIREMENT PLANS

   The Company has a defined benefit retirement plan (the "Retirement Plan") covering the salaried employees who are not subject to collective bargaining agreements of certain of the Company's business units. The Retirement Plan covers each of the officers named in the Summary Compensation Table other than Mr. Young.

   The following table indicates the amount of annual retirement income which would be payable under the Retirement Plan (but for certain limitations imposed by the Code) at normal retirement age to participants in specified salary and bonus levels and years of credited service categories. For 1997 the Code limits to $160,000 the amount of earnings which may be taken into account to calculate benefits, and to $125,000 the benefits payable. The limits are adjusted annually for inflation.

    Assumed Average Annual
     Earnings for Highest
       Five Consecutive
      Years in 10 Years                                   15 Years      20 Years     25 Years     30 Years   35 Years
     Preceding Retirement                                  Service       Service      Service      Service    Service
     --------------------                                  -------       -------      -------      -------    -------
          $150,000....................................     $ 36,000     $ 48,000     $ 60,000     $ 72,000     $ 75,750
          200,000.....................................       48,000       64,000       80,000       96,000      101,000
          250,000.....................................       60,000       80,000      100,000      120,000      126,250
          300,000.....................................       72,000       96,000      120,000      144,000      151,500
          400,000.....................................       96,000      128,000      160,000      192,000      202,000
          500,000.....................................      120,000      160,000      200,000      240,000      252,500
          600,000.....................................      144,000      192,000      240,000      288,000      303,000
          700,000.....................................      168,000      224,000      280,000      336,000      353,500
          800,000.....................................      192,000      256,000      320,000      384,000      404,000
          900,000.....................................      216,000      288,000      360,000      432,000      454,500
          1,000,000...................................      240,000      320,000      400,000      480,000      505,000

   The compensation covered by the Retirement Plan consists of base salary and bonus paid in that year. The covered compensation (excluding the effect of Code limitations) and credited years of service, as of December 31, 1997, for each of the officers named in the Summary Compensation Table above were as follows: Mr. Pokelwaldt $739,884, 9 years; Mr. Boxer $356,138, 26 years; Mr. Spellar
$363,504,  5 years;  Mr. DuCray  $427,431,  11 years.

   The benefits shown in the above table are subject to reduction by an amount equal to a percentage of Social Security benefits. The benefits are calculated on a straight-life annuity basis assuming retirement at age 65.

   The Company has a defined benefit supplemental retirement plan (the "Supplemental Retirement Plan") covering certain key executive officers, including those named in the Summary Compensation Table other than Mr. Young.

   The following table indicates the amount of annual retirement income which would be payable under the Supplemental Retirement Plan at normal retirement age to participants in specified salary and bonus levels and years of credited service categories.

                       Assumed Average
                     Annual Earnings for
                  Highest Three Consecutive
                      Years in 5 Years                          15 Years  20 Years    25 Years    30 Years       35 Years
                    Preceding Retirement                         Service   Service     Service     Service        Service
                    --------------------                         -------   -------     -------     -------        -------
          $150,000...........................................    $ 56,250  $ 75,000    $ 75,000    $ 75,000       $ 75,000
          200,000............................................      75,000   100,000     100,000     100,000        100,000
          250,000............................................      93,750   125,000     125,000     125,000        125,000
          300,000............................................     112,500   150,000     150,000     150,000        150,000
          400,000............................................     150,000   200,000     200,000     200,000        200,000
          500,000............................................     187,500   250,000     250,000     250,000        250,000
          600,000............................................     225,000   300,000     300,000     300,000        300,000
          700,000............................................     262,500   350,000     350,000     350,000        350,000
          800,000............................................     300,000   400,000     400,000     400,000        400,000
          900,000............................................     337,500   450,000     450,000     450,000        450,000
          1,000,000..........................................     375,000   500,000     500,000     500,000        500,000

   The Supplemental Retirement Plan provides a retirement benefit equal to up to 50% (based on a maximum of 20 years of credited service (no credit is given for service beyond 20 years) and final compensation) of the officer's highest average salary and bonus for three out of the last five years preceding retirement. The covered compensation and credited years of service under the Supplemental Retirement Plan based on 1997 salaries and bonuses as of December 31, 1997, would be approximately: Mr. Pokelwaldt $929,889, 19 years; Mr. Boxer $393,801, 26 years; Mr. Spellar $351,026, 19 years; Mr. DuCray $359,928, 11 years.

   The benefits shown in the above table are subject to reduction by an amount equal to a percentage of Social Security benefits, benefits under the Retirement Plan and any other retirement benefits received. The benefits are calculated on a straight-life annuity basis assuming retirement at age 62.

   The Frick/Frigid Coil Pension Plan for Salaried Employees (the "Frick Plan"), in which Mr. Pokelwaldt participated from 1979 until his transfer to the Retirement Plan in 1988, is intended to provide Mr. Pokelwaldt with retirement benefits. Upon attaining age 65, Mr. Pokelwaldt is eligible to receive an annual retirement benefit of $8,900 under the Frick Plan. Mr. Spellar also participated in the Frick Plan. His participation was from 1979 until his transfer to the Retirement Plan in 1992. Upon attaining age 65, Mr. Spellar is eligible to receive an annual retirement benefit of $16,289 from the Frick Plan.

CHANGE-IN-CONTROL ARRANGEMENTS

   The Company maintains severance agreements with certain of its key employees, including the individuals named in the Summary Compensation Table, which provide severance benefits in the event the employee's employment terminates in connection with or for a period following a change in control of the Company.
In such event, the employee would receive a payment equal to three times his or her annual base salary and target bonus, together with continued health insurance benefits until the earlier of 36 months or the obtaining of similar coverage from another employer. Amounts payable under the agreements will be cut back to the extent they would not be tax deductible under Section 280G of the Internal Revenue Code.


STOCK PERFORMANCE GRAPH

   The following chart compares the cumulative total return on the Company's Common Stock for the 5-year period from December 31, 1992 through December 31, 1997 to the cumulative total return for the same period of the Standard & Poor's Midcap 400 Index, the Industrial Component of the Standard & Poor's Midcap 400 Index, and the Standard & Poor's Electrical Equipment Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested.

                 COMPARISON OF 60 MONT CUMULATIVE TOTAL RETURN
              AMONG YORK INTERNATIONAL, THE S&P MIDCAP 400 INDEX,
             THE INDUSTRIAL COMPONENT OF THE S&P MIDCAP 400 INDEX
                    AND THE S&P ELECTRICAL EQUIPMENT INDEX


                             [GRAPH APPEARS HERE]

                             Dec-92   Dec-93   Dec-94   Dec-95   Dec-96   Dec-97
York Intl.                    100     108.7    114.19   146.35   175.22   125.45
S&P Electrical Equip. 500     100     120.65   122.06   171.29   235.24   331.52
S&P MIDCAP 400 Index          100     113.95   109.87   143.86   171.49   226.8
Industrial Components of
 the S&P MIDCAP 400           100     116.21   114.92   144.34   172.01   215.84

                           OWNERSHIP OF COMMON STOCK

                 OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth information as of February 28, 1998 with respect to beneficial ownership of shares of the Company's Common Stock, assuming exercise of options exercisable within 60 days of such date, by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and executive officers as a group. Except as otherwise noted, the beneficial owners have sole voting and investment power as to all such shares.

                                                                                                 Number of
                                                                                                   Shares
                                                                                                Beneficially   Percentage of
      Name of Beneficial Owner                                                                   Owned (a)      Outstanding
      ------------------------                                                                   ---------      -----------
Robert N. Pokelwaldt (b)...........................................................                394,109           *
Malcolm W. Gambill (c).............................................................                 11,286           *
Robert F. B. Logan (d).............................................................                 78,016           *
Gerald C. McDonough (e)............................................................                 70,300           *
Donald M. Roberts (f)..............................................................                 76,388           *
John R. Tucker.....................................................................                 25,000           *
James A. Urry (g)..................................................................                  9,527           *
John E. Welsh, III (h).............................................................                  7,400           *
Walter B. Wriston (i)..............................................................                  9,450           *
Michael R. Young (j)...............................................................                 40,447           *
Scott J. Boxer (k).................................................................                155,403           *
Peter C. Spellar (l)...............................................................                113,695           *
Dean T. DuCray (m).................................................................                217,028           *
All directors and executive officers of the Company as a group
    (20 persons) (n)...............................................................              1,476,112         3.63%

___________
* Represents less than 1.0% of the aggregate shares of Common Stock outstanding.

(a) Includes shares issuable upon exercise of options that are exercisable within 60 days.

(b) Includes 180,610 shares issuable upon exercise of options.

(c) Includes 5,000 shares issuable upon exercise of options, and 3,286 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(d) Includes 200 shares owned by Mr. Logan's wife as to which he disclaims beneficial ownership, 5,000 shares issuable upon exercise of options, and 2,423 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(e) Includes 5,000 shares issuable upon exercise of options.

(f) Includes 13,679 shares owned by Mr. Roberts' adult child and 13,678 shares owned by Mr. Roberts' wife on behalf of their two children as to which Mr. Roberts has no voting or investment power and as to which he disclaims beneficial ownership, 5,000 shares issuable upon exercise of options, and 995 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(g) Includes 5,000 shares issuable upon exercise of options, and 3,527 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(h) Includes 5,000 shares issuable upon exercise of options.

(i) Includes 5,000 shares issuable upon exercise of options.

(j) Includes 30,000 shares issuable upon exercise of options.

(k) Includes 12,000 shares owned by Mr. Boxer's wife and 692 shares owned by his daughter as to which he disclaims any beneficial ownership, and 59,165 shares issuable upon exercise of options.

(l) Includes 30,000 shares held in trust for Mr. Spellar's children, as to which he disclaims any beneficial ownership, and 51,700 shares issuable upon exercise of options.

(m) Includes 1,000 shares held in trust for the children of Mr. DuCray and 54,650 shares issuable upon exercise of options.

(n) Includes 604,430 shares issuable upon exercise of options.


                      OWNERSHIP OF OTHER BENEFICIAL OWNERS

                                       Voting             Dispositive         Total Amount   Percent
                                     Authority             Authority          of Beneficial    of
Name and Address                  Sole      Shared      Sole      Shared        Ownership     Class
----------------                  ----      ------      ----      ------        ---------     -----
The Capital Group
   Companies, Inc.  (1)         2,276,660          0  6,156,460          0      6,156,460     14.9%
333 S. Hope St.
Los Angeles, CA  90071
Invesco PLC  (2)
11 Devonshire Square                    0  4,330,445          0  4,330,445      4,330,445     10.5%
London EC2 M4YR
England
Brinson Partners, Inc.  (3)
209 South Lasalle                       0  3,706,147          0  3,706,147      3,706,147      9.0%
Chicago, IL  60604-1295
Loomis, Sayles & Company,
   L.P.  (4)                    1,153,950        650          0  2,369,514      2,369,514     5.72%
One Financial Center
Boston, MA  02111

(1) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1998 by the Capital Group Companies, Inc. and Capital Research and Management Company, a wholly-owned subsidiary of the Capital Group Companies, Inc., on behalf of themselves and on behalf of Capital Guardian Trust Company, Capital International Limited, and Capital International S.A., wholly-owned subsidiaries of the Capital Group Companies, Inc. The
    Schedule 13G indicates that Capital Research and Management Company has no voting power but has sole dispositive power with respect to 3,496,600 shares, 8.5% of the class; none of the other subsidiaries beneficially owns more than 5% of the class.

(2) Based on a Schedule 13G filed by Invesco PLC with the Securities and Exchange Commission on February 12, 1998 on behalf of itself and on behalf of AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., Invesco, Inc., Invesco North American Holdings, Inc., and Invesco Capital Management, Inc.

(3) Based on a Schedule 13G filed by Brinson Partners, Inc. ("BPI") with the Securities and Exchange Commission on February 15, 1998 on behalf of itself and on behalf of Brinson Holdings, Inc., SBC Holding (USA), Inc., and Swiss Bank Corporation. The Schedule 13G indicates that BPI and Brinson Holdings, Inc. have shared voting and dispositive power with respect to 3,681,647 shares, 8.9% of the class.

(4) Based on a Schedule 13G filed by Loomis, Sayles & Company, L.P. with the Securities and Exchange Commission on February 12, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based on a review of Forms 3, 4 and 5 furnished to the Company with respect to its most recent fiscal year, the Company is not aware of any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the Company that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act.


                                  PROPOSAL TWO
                            INDEPENDENT ACCOUNTANTS

   The Board of Directors of the Company has selected and recommends the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

   Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.


                        VOTE REQUIRED TO APPROVE MATTERS

   A quorum for the meeting requires the presence in person or by proxy of holders of a majority of the outstanding shares of the Common Stock of the Company. Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting in accordance with Delaware law. Abstentions, "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and votes withheld will be treated as present for purposes of determining the presence of a quorum. Brokers that do not receive instructions are entitled to vote on the election of Directors and the ratification of appointment of auditors.

   The election of each Director requires a plurality of the votes cast. Votes withheld will be deemed not to have been cast. The approval of Proposal Two (the appointment of the auditors) requires the affirmative vote of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting. Abstentions will not be deemed votes cast and broker non-votes will be deemed not entitled to vote and disregarded with respect to matters to be voted upon at the Annual Meeting other than the election of Directors and the ratification of appointment of auditors.


                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

   Stockholder proposals to be included in the Company's proxy material for the 1999 Annual Meeting of Stockholders must be received at the Company's principal executive offices not later than November 30, 1998.

   Pursuant to a Company By-Law, no business, including a nomination for election as a Director, may be brought before an annual or special meeting of stockholders by any stockholder unless the stockholder is a stockholder of record and has given written notice of the business to the Company's Secretary not earlier than 90 days nor later than 60 days in advance of the anniversary of the date of the immediately preceding annual meeting or if the date of the annual meeting occurs more than 30 days before or 60 days after the anniversary of such immediately preceding annual meeting, not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting and
(ii) the tenth day following the date on which public announcement of the date of such meeting is first made. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for Director, the nominee.
A copy of the By-Laws may be obtained by any stockholder from the Secretary of the Company at the address set forth in the accompanying notice.


                                 OTHER BUSINESS

   As of the date of this proxy statement, the Company does not intend to bring any other matters before the 1998 Annual Meeting requiring action of the stockholders, nor does it have any information that other matters will be brought before the meeting. However, if any other matters requiring the vote of the stockholders properly come before the 1998 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.


                                         JANE G. DAVIS
                                         Vice President, Secretary and
                                         General Counsel



March 31, 1998

                                   APPENDIX



                        YORK INTERNATIONAL CORPORATION

                       GENERAL AND FINANCIAL INFORMATION


                                     1997

                                      A1

                                    CONTENTS

DESCRIPTION OF BUSINESS.................................................   A3
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA............................   A4
MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS.............................   A5
AUDITORS' REPORT........................................................   A5
MANAGEMENT'S DISCUSSION AND ANALYSIS....................................   A6
FINANCIAL STATEMENTS....................................................  A12
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................  A16
SUMMARY OF QUARTERLY RESULTS............................................  A29
TRADING AND DIVIDEND INFORMATION........................................  A29
DIRECTORS AND OFFICERS..................................................  A30
INVESTOR AND STOCKHOLDER INFORMATION....................................  A31
CORPORATE DATA..........................................................  A31

                                      A2

                            DESCRIPTION OF BUSINESS


GENERAL

The Company is a full-line, global designer and manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. The Company believes it is the third largest manufacturer and marketer of such products in the United States and one of the leading companies in the HVAC&R industry internationally. The Company's air conditioning systems range from a one ton* unit for a small residence to the 59,000 ton system installed in the New York World Trade Center. In 1997 the Company's products were sold in over 100 countries through over 750 sales and distribution facilities and are in use in such diverse locations as the Kuala Lumpur City Centre in Malaysia, the British Houses of Parliament, the Tokyo World Trade Center, the Pentagon, NASA's Vehicle Assembly Building at Cape Canaveral, NASA's Johnson Space Center, the Los Angeles International Airport, the Jeddah Airport, the Overseas Union Bank Centre in Singapore, the Sydney Opera House, the National Library Complex in Beijing, the Atlantic City Convention Center, the English Channel Eurotunnel, the Hong Kong Exposition Centre and the Lantau Airport Railway System in Hong Kong.

The Company was founded in 1874 in York, Pennsylvania. From 1956 until 1986 the Company was a part of Borg-Warner Corporation ("Borg-Warner"). In 1986 it was spun off to Borg-Warner shareholders and became an independent, publicly held company. In 1988 the Company was purchased in a leveraged buyout by a corporation organized by affiliates of Citicorp Investments Inc. ("CII") and two investors (the "Acquisition"). In October 1991, the Company completed an initial public offering of its Common Stock and in 1992 CII and the other non-management investors in the Acquisition sold their remaining shares in a public offering.

Headquartered in York, Pennsylvania, the Company has manufacturing facilities in 13 states and 13 foreign countries. As of December 31, 1997, the Company employed approximately 20,270 people worldwide.

Unless the context otherwise requires, the terms "Company" and "York" refer to the Company and its consolidated subsidiaries. The Company's principal executive offices are located at 631 South Richland Avenue, York, Pennsylvania 17403, and its telephone number is (717) 771-7890.

PRODUCTS AND MARKETS

All of the Company's products are in the heating, ventilating, air conditioning and refrigeration (HVAC&R) industry and the Company operates solely in this industry. Within HVAC&R, the Company's products fall into three general categories. The first is Engineered Systems products, consisting of heating, air conditioning and thermal storage equipment designed for commercial applications in retail stores, office buildings, shopping malls, manufacturing facilities, hospitals, universities, airports and marine vessels. The second is Unitary products, consisting of air conditioning and furnace units and hermetic and scroll compressors designed for use in residential and light commercial applications. The third is Refrigeration products, including commercial and industrial refrigeration and gas compression equipment, designed for the food, beverage, chemical and petrochemical processing industries. Like engineered systems products, the Company's refrigeration and gas compression equipment is designed specifically for the customer's needs and applications.

__________________
* The cooling capacity of air conditioning units is measured in tons. One ton of cooling capacity is equivalent to 12,000 BTUs and is generally adequate to air condition approximately 500 square feet of residential space.

                                      A3
financial information


FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
--------------------------------------------

(in thousands, except per share data and other information)       1997         1996         1995         1994          1993
===========================================================================================================================
Statement of Operations Data:
   Net sales                                                $3,193,657    3,218,534    2,929,948    2,421,864     2,031,949
   Gross profit                                                636,226      685,857      629,379      508,660       438,832
   Income from operations before
     impairment loss on long-lived assets                      114,002      238,384      222,803      171,967       149,127
   Impairment loss on long-lived assets (b)                         --           --      244,473           --            --
   Interest expense, net                                        40,876       34,544       41,412       29,188        23,495
   Income (loss) before income taxes
     and accounting changes                                     78,468      204,463      (70,782)     144,447       127,182
   Provision for income taxes                                   31,075       56,554       25,290       54,677        51,720
   Income (loss) before accounting changes                      47,393      147,909      (96,072)      89,770        75,462
   Net income (loss) (a) (b)                                    47,393      147,909      (96,072)      89,770         5,211

   Basic earnings (loss) per share of common stock:
     Income (loss) before accounting changes                      1.11         3.43        (2.38)        2.43          2.01
     Cumulative effect of changes
       in accounting methods (a)                                    --           --           --           --         (1.87)
     Net income (loss)                                            1.11         3.43        (2.38)        2.43          0.14
   Diluted earnings (loss) per share of common stock:
     Income (loss) before accounting changes                      1.10         3.37        (2.38)        2.40          2.01
     Cumulative effect of changes
       in accounting methods (a)                                    --           --           --           --         (1.87)
     Net income (loss)                                            1.10         3.37        (2.38)        2.40          0.14

   Cash dividends per share                                       0.48         0.36         0.24         0.16          0.08

   Weighted average common shares outstanding
     Basic                                                      42,550       43,136       40,321       36,901        37,529
     Diluted                                                    43,040       43,950       40,321       37,397        37,614
   Capital expenditures                                     $   66,854       73,576       66,242       81,625        30,621
   Depreciation and amortization                                52,776       48,581       42,841       34,030        31,337
   Amortization of deferred charges                             15,978       18,410       18,643       15,635        12,672

Balance Sheet Data:
   Working capital                                          $  535,123      524,143      393,063      236,443       181,076
   Total assets                                              1,996,298    2,074,771    1,927,002    1,587,980     1,335,181
   Long-term debt                                              452,344      313,641      314,246      280,627       204,105
   Stockholders' equity                                        646,285      780,377      624,814      526,930       456,967

Other Information:
   Employees                                                    20,270       20,100       19,000       15,900        13,800
   Backlog (in thousands)                                   $  834,466      845,076      868,640      778,700       696,900
   Total debt as a percent of total capital                      44.7%        36.2%        39.1%        39.8%         37.7%
   Current ratio                                                  1.78         1.68         1.50         1.39          1.35
   Book value per share                                     $    15.91        17.89        14.51        14.03         12.25
---------------------------------------------------------------------------------------------------------------------------

(a) Effective January 1, 1993, the Company changed its method of accounting for income taxes, postretirement benefits other than pensions and postemployment benefits resulting in a cumulative effect charge of $70.3 million.
(b) In 1995, the Company adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," resulting in a charge of $244.5 million to operations.


                                      a4

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS
-------------------------------------------

To the Stockholders of York International Corporation:

The management of York International Corporation is responsible for the preparation of the accompanying financial statements of the Company. In management's opinion, the financial statements have been prepared in conformity with generally accepted accounting principles. The Company believes that the accounting systems and related controls that it maintains are sufficient to provide reasonable assurance that financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems and controls are tested and evaluated regularly by the Company's internal auditors as well as by the independent auditors in connection with their annual audit.

The directors of York International Corporation have established an Audit Committee currently comprised of three outside directors. The Audit Committee meets with management, the internal auditors and the independent auditors and monitors generally the accounting affairs of the Company. The Audit Committee also recommends to the stockholders the selection of the independent auditors.


/s/ Robert N. Pokelwaldt                        /s/ Dean T. DuCray


Robert N. Pokelwaldt                             Dean T. DuCray
Chairman of the Board and                        Vice President and
Chief Executive Officer                          Chief Financial Officer


February 10, 1998


INDEPENDENT AUDITORS' REPORT
----------------------------

To the Board of Directors and Stockholders, York International Corporation:

We have audited the accompanying consolidated balance sheets of York International Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of York International Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in note 17 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective October 1, 1995.

/s/ KPMG Peat Marwick LLP

Harrisburg, Pennsylvania
February 10, 1998

                                      a5

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
------------------------------------------------------------------------
OPERATIONS
----------

The following table sets forth revenue by product and geographic market:


(in thousands)                               1997          1996         1995
================================================================================

Engineered Systems products            $1,370,983    $1,313,587   $1,182,624(a)
Unitary products                        1,394,142     1,417,007    1,212,620(a)
Refrigeration products                    428,532       487,940      534,704(a)
--------------------------------------------------------------------------------
    Total revenue                      $3,193,657    $3,218,534   $2,929,948
--------------------------------------------------------------------------------

U.S.                                          58%           54%          55%
International                                 42%           46%          45%
--------------------------------------------------------------------------------
    Total                                    100%          100%         100%
--------------------------------------------------------------------------------

(a) The 1995 revenue by product is estimated to represent the management reorganization by product in 1997 and 1996.


RESULTS OF OPERATIONS

1997 As Compared With 1996

Net sales for the year ended December 31, 1997, decreased 0.8% to $3,193.7 million from $3,218.5 million for 1996. (See table above which shows revenue by product and geographic market, and note 15 to the consolidated financial statements, which gives additional information on geographic distribution.) Revenues increased in the Company's Engineered Systems product group and decreased in the Unitary and Refrigeration product groups. Order backlog at December 31, 1997, was $834.5 million compared to $845.1 million as of December 31, 1996.

Engineered Systems products revenue increased 4.4% primarily due to increased
---------------------------
volume in the domestic equipment business; the acquisition of Pace and Gamewell; continued international expansion in Latin America and the Peoples Republic of China; and the introduction of new products. The increase was partially offset by a weak domestic retrofit and replacement chiller market and weakness in the Southeast Asian markets. Backlog increased $30.1 million, or 6.7%, to $477.2 million as a result of strong domestic orders, partially offset by decreased backlog in Asia due to poor economic conditions.

Unitary products revenue decreased 1.6% due to lower-than-average temperatures
----------------
in North America and Europe and excess inventory levels in the industry at the beginning of the year. This decrease was partially offset by continued Latin American growth due to expanded distribution. Backlog decreased $14.8 million, or 6.3%, to $220.6 million as a result of lower orders for domestic Unitary products.

Refrigeration products revenue decreased 12.2% due to the sale of the German
----------------------
Commercial Refrigeration business in the second quarter of 1997. This decrease was partially offset due to continued Latin American growth. The year-over-year revenue performance was consistent in all other areas of the world. Backlog decreased $25.9 million, or 15.9%, to $136.7 million as a result of the sale of the German Commercial Refrigeration business and poor economic conditions in Asia, particularly Southeast Asia.

From a geographic perspective, domestic revenue increased 6.5% to $1,838.9 million and international revenue decreased by 9.3% to $1,354.8 million.

The Company recorded the following non-recurring items during 1997: a charge of $13.4 million (recorded in the first quarter) for the costs to close the Houston manufacturing facility and downsize the German operations, a gain of $6.0 million (recorded in the third quarter) on the sale of an investment in an Egyptian air conditioning company, and a charge of $62.1 million (recorded in the fourth quarter) for profit improvement initiatives. As part of the Company's profit improvement initiatives, actions are being taken to rationalize global capacity by closing and streamlining operations, and also to rationalize global distribution and products. The Company expects these actions to increase profitability, strengthen its position in the marketplace and reduce its overall cost structure. The total of these charges was recorded as $28.1 million to Cost of Goods Sold, $45.9 million to Selling, General and Administrative expenses and a gain of $4.5 million to affiliates' earnings.

Gross profit in 1997 decreased 7.2% to $636.2 million (19.9% of sales) from $685.9 million (21.3% of sales) for 1996. The impact of the non-recurring charges accounted for over one-half of the reduction in gross profit and gross profit margin percentage during 1997.


                                      a6

Engineered Systems products margins decreased due to lower volume of large
---------------------------
chiller systems and lower volume of higher margin replacement and retrofit orders in the U.S. market.

Unitary products margins decreased due to lower-than-expected volume in the
----------------
Unitary products OEM factories and lower-than-expected volume in Europe.

Refrigeration products margins increased due to better overall plant performance
----------------------
and the impact of the sale of the Commercial Refrigeration business in Germany.

Selling, General and Administrative expenses (SG&A) increased 16.7% to $522.2 million in 1997 (16.4% of sales) from $447.5 million (13.9% of sales) in 1996. The absolute dollar increase was primarily due to the impact of the non-recurring charges. Other factors contributing to the increases include the cost of continued investment in distribution in growing markets, specifically Asia and Latin America, increased research and development spending, costs associated with new product introductions and inflation. Lower-than-anticipated revenues impacted the increases in SG&A as a percent of sales. The Company intends to continue to expand and strengthen its distribution in areas which will benefit future growth.

Net interest expense increased to $40.9 million in 1997 from $34.5 million in 1996, due to both higher average interest rates and higher average borrowing levels.

Provision for income taxes of $31.1 million for the year ended December 31, 1997, relates to both U.S. and non-U.S. operations. The effective rate is 39.6%, which is a significant increase over 1996 primarily due to the impact of the $62.1 million fourth quarter charge which included components for which no deferred tax benefits were recorded. The 1997 effective tax rate excluding the impact of the $62.1 million non-recurring charge is consistent with expected rates. If enacted tax rates remain unchanged, the Company's worldwide effective tax rate for 1998 is expected to be less than the federal statutory rate of 35%.

Net income, as a result of the above factors, was $47.4 million in 1997 as compared to $147.9 million in 1996.


1996 As Compared With 1995

Net sales for the year ended December 31, 1996, increased 9.8% to $3,218.5 million as compared to $2,929.9 million for the year ended December 31, 1995. Revenues increased due to increased volume in the Engineered Systems equipment business, international expansion, favorable market conditions in the international marketplace, and the introduction of new products which was partially offset by a flat domestic retrofit and replacement chiller market. Total domestic revenue increased 8.0% to $1,726 million in 1996 due to the strength of the Engineered System equipment performance and the domestic refrigeration market. International revenue increased by 12.1% to $1,493 million in 1996 as a result of strong markets in Latin America and the Asia-Pacific region, partially offset by flat year-over-year performance in Europe.

Gross profit in 1996 increased 9.0% to $685.9 million (21.3% of sales) as compared to $629.4 million (21.5% of sales) for 1995. The gross profit margin percentage reduction during 1996 was primarily the result of lower-than-expected performance of the refrigeration manufacturing plants, reduced refrigeration selling margins in Europe, excess manufacturing costs of absorption chillers in the Houston facility due to low volumes, inflationary cost increases partially offset by realized price increases, cost reductions and new products.

SG&A expenses increased to $447.5 million in 1996 (13.9% of sales) from $406.6 million (13.9% of sales) in 1995. The increase was primarily due to the costs of infrastructure investment in growing markets, specifically Asia (People's Republic of China) and Latin America (Brazil and Argentina), increased research and development spending, costs associated with new product introductions and inflation. These increased costs were partially offset by leveraging expenses against higher sales.

Income from operations before impairment loss on long-lived assets increased 7.0% to $238.4 million in 1996 as compared to $222.8 million for 1995. During 1995, the Company adopted SFAS 121, resulting in a charge of $244.5 million to operations.

Net interest expense decreased to $34.5 million in 1996 from $41.4 million in 1995, as a result of both lower average interest rates and decreased borrowings.

                                      a7

Provision for income taxes of $56.6 million for the year ended December 31, 1996, relates to both U.S. and non-U.S. operations. The 1996 effective tax rate of 27.7% benefited significantly from increased export incentives and foreign tax credit refunds which were the result of significant tax planning efforts and studies of the Company's tax reporting procedures allowing the Company to take advantage of additional foreign tax credits and incentive opportunities, resulting in amendments to prior returns.

Net income, as a result of the above factors, was $147.9 million in 1996 as compared to a loss of $96.1 million in 1995.


LIQUIDITY AND CAPITAL RESOURCES

Working capital requirements are generally met through a combination of internally generated funds, bank lines of credit, commercial paper issuances, financing of trade receivables and credit terms from suppliers which approximate receivable terms to the Company's customers. The Company believes that these sources, including its bank lines of credit under the Amended and Restated Credit Agreement, will be sufficient to meet working capital needs during 1998. Additional sources of working capital include customer deposits and progress payments.

The Company had working capital of $535.1 million and $524.1 million as of December 31, 1997 and 1996, respectively. Accounts receivable decreased in 1997 due to lower fourth quarter sales volume and better collection results. Inventory levels were lower at December 31, 1997, than at December 31, 1996, because of efforts to reduce inventory levels in all product groups. The current ratio was 1.78 at December 31, 1997, as compared to 1.68 for 1996.

Long-term indebtedness was $452.3 million at December 31, 1997, primarily consisting of borrowings under commercial paper, bank lines and the $100 million senior notes. As of December 31, 1997, there were no borrowings under the revolving credit facility.

At December 31, 1997, the Company maintained a $500 million Amended and Restated Credit Agreement (the Agreement) expiring on July 31, 2002. The Agreement was amended and restated May 1, 1997. At December 31, 1997, the Company could borrow $500 million. The Agreement provides for borrowings under the facility at LIBOR plus .16% or at specified bid rates. At December 31, 1997, the LIBOR rate was 5.75%. A fee of .09% is paid on the facility. The Agreement, as amended, contains financial and operating covenants requiring the Company to maintain certain financial ratios and standard provisions limiting leverage, investments and liens.

The Company's non-U.S. subsidiaries maintain bank credit facilities in various currencies that provide for borrowings of $245.2 million and $252.5 million at December 31, 1997 and 1996, respectively, of which $175.5 million and $121.1 million, respectively, were unused. In some instances, borrowings against these credit facilities have been guaranteed by the Company to assure availability of funds at favorable rates.

Commercial paper borrowings are expected to be reborrowed in the ordinary course of business. The interest rate on the commercial paper was 5.84% and 5.43% as of December 31, 1997 and 1996, respectively.

During the second quarter of 1997, the Company arranged four separate unsecured bank lines similar to commercial paper. These bank lines provide for total borrowings of $295 million which are expected to be reborrowed in the ordinary course of business. At December 31, 1997, the Company had $169.8 million outstanding under these bank lines. The average rate on the bank lines was 5.92% at December 31, 1997.

The $100 million of senior notes bear interest at a 6.75% fixed rate and are due March 2003.

During 1995, the Company arranged two term loans denominated in foreign currencies. The Company borrowed $26.2 million with a final maturity on November 15, 1998, and an interest rate of 3.98%. The loan is repayable in four annual installments. On December 21, 1995, the Company borrowed $100 million with an interest rate of 4.87%. This loan was repaid in total in June 1997. The remaining term loan agreement contains financial and operating covenants that are equivalent to the covenants of the Company's Amended and Restated Credit Agreement.

The Company sold a fractional ownership interest in a defined pool of trade accounts receivable for $100 million in 1997 and 1996. The discount rate on the accounts receivable sold at December 31, 1997 and 1996 was approximately 5.78% and 5.40%, respectively.

                                      a8

In July 1995, the Company registered $200 million in debt securities with the Securities and Exchange Commission. Under terms of the registration statement, the Company may offer and sell up to that amount of such securities from time to time at prices and terms to be determined at or prior to sale. No amounts of such debt securities are outstanding at December 31, 1997.

Because the Company's obligations under the Amended and Restated Credit Agreement and Receivables Sales Agreement bear interest at floating rates, the Company's interest costs are sensitive to changes in prevailing interest rates.

Based on historical cash flows, the Company believes that it will be able to satisfy its principal and interest payment obligations and its working capital and capital expenditure requirements from operating cash flows together with the availability under the revolving credit facility.

In the ordinary course of business, the Company enters into various types of transactions that involve contracts and financial instruments with off-balance-sheet risk. The Company uses these financial instruments to manage financial market risk, including foreign exchange, commodity price and interest rate risk. The Company utilizes over-the-counter as opposed to exchange traded instruments. The Company mitigates the risk that counterparties to these over-the-counter agreements will fail to perform by only entering into agreements with major international financial institutions. Financial instruments are more fully discussed in note 2 to the consolidated financial statements.

Capital expenditures for expanded capacity, cost reductions and the introduction of new products during 1997 were $66.9 million as compared to $73.6 million in 1996. Capital expenditures during 1998 are anticipated to be lower than 1997's expenditures, and they are expected to be in excess of annual depreciation and amortization. These expenditures will be funded from a combination of operating cash flows and availability under the revolving credit facility.

Cash dividends of $0.48 per share were paid on common stock in 1997. The declaration and payment of future dividends will be at the sole discretion of the Board of Directors and will depend on the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

Employee stock plans include the 1992 Employee Stock Purchase Plan which authorizes the allocation of 1,500,000 shares of stock for the Plan and the Amended and Restated 1992 Omnibus Stock Plan which authorizes the issuance of up to 4,380,000 shares of the Company's common stock as stock options or restricted share awards. Approximately 884,000 shares remained available for grant at December 31, 1997, under the Plans.

During 1997, the Board of Directors authorized the Company to purchase up to 6.0 million shares of its common stock. Such stock purchases may be made from time to time in the open market and by privately negotiated transactions. During 1997, the Company re-purchased 3,413,200 shares for $152.8 million under the Plan. The share repurchase program is used to offset the dilutive effect of new options granted and exercised.

Company management believes that these employee stock plans provide valuable incentives to a broad range of York employees by giving them a direct equity interest in the Company. Company management further believes that funding the required shares through share repurchases will mitigate the dilutive impact such employee plans would otherwise have.


INFLATION

Management does not believe inflation has had a significant impact on the Company's results of operations for the periods presented. Although the Company was not able to totally offset the effect of inflation through price increases in 1997, management believes that, to the extent inflation affects the costs of the Company in the future, the Company can generally offset the net effect of inflation and maintain operating margins through increases in the prices of its products and services and continued cost reductions.


CYCLICALITY

Exposure to cyclicality in the new construction market is mitigated by the Company's emphasis on the service, repair and replacement market and participation in the refrigeration market, each of which is less cyclical. As the installed base of heating, air conditioning and refrigeration equipment has grown and aged, the Company has begun to derive a significant portion of its

                                      a9
revenue from the service, repair and replacement market. In 1997, 1996 and 1995, respectively, on a worldwide basis, service, repair and replacement revenue accounted for an estimated 41%, 49% and 50% of the Company's total sales, while new construction sales accounted for the remaining 59%, 51% and 50%. The Company expects growth in the service, repair and replacement market over the next several years to outpace growth in the new construction market.


SEASONALITY

Sales of the Company's Unitary products equipment historically have been seasonal. Demand for residential air conditioning equipment in the new construction market varies according to the season, with increased demand generally in the summer months. Demand in the residential replacement market generally peaks in early summer for air conditioners and in the fall for furnaces. Demand for hermetic compressors in the original equipment market generally increases from January through July as manufacturers increase production to meet anticipated seasonal demand. Requirements for service and repair parts for Engineered Systems products also increase during summer months. The Company provides incentives for distributors to purchase products in advance of seasonal sales. These incentives, together with advance production schedules, reduce the impact of seasonal fluctuations on the Company's sales of residential equipment. The overall effect of seasonality is also dampened by the Company's Engineered Systems and Refrigeration products, for which demand is not as seasonal.


YEAR 2000

Management has initiated an enterprise-wide program to prepare the Company's computer systems and applications for the year 2000. The Company expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare systems and applications for the year 2000. The cost of testing and conversion of systems and applications will not have a material affect on the Company's results of operations or financial position. A significant proportion of these costs are not likely to be incremental costs to the Company, but rather will represent the redeployment of existing information technology resources or be a component of planned system improvements.


MANUFACTURING OPERATIONS

In February 1998, an explosion occurred at the Company's Grantley facility which primarily manufactures Engineered Systems products. Certain fabrication and assembly areas were affected and must be rebuilt. The Company is adequately insured and the net financial impact of the incident will not be material to the Company's results of operations or financial position.


NEW ACCOUNTING STANDARDS

In January 1997, the Securities and Exchange Commission amended regulations and forms, including Regulation S-X and S-K, to clarify and expand existing disclosure requirements about accounting policies for certain derivative instruments, and to add new disclosure requirements about the risk of loss from changes in market rates or prices which are inherent in derivatives. The Company's disclosures in its annual report on Form 10-K conform to the disclosure requirements set forth in the amended regulations. Adoption by the Company of the disclosure requirement relating to risk of loss, which requirements are effective for fiscal years ending after June 15, 1998, are not expected to have a material effect on the Company's financial statements.

In June 1997, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," and No. 131, "Disclosures about Segments of an Enterprise and Related Information." In January 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." These statements establish standards for reporting and display of comprehensive income and its components and for reporting information about business segments and products in financial statements and establish new disclosure requirements relating to pension and other postretirement benefits.
These pronouncements are effective for years beginning after December 15, 1997.

Adoption of these statements is not expected to have a material effect on the Company's financial statements.


                                      a10

FORWARD-LOOKING INFORMATION - RISK FACTORS

To the extent the Registrant has made "forward-looking statements," certain risk factors could cause actual results to differ materially from those anticipated in such forward-looking statements. Unseasonably cool spring or summer weather in the northeastern United States or in Europe could adversely affect the Registrant's residential air conditioning business, as could a failure to reduce manufacturing costs in its manufacturing facilities. The Engineered Systems air conditioning business could be affected by a slowdown in the large chiller market and by the level of CFC retrofits. Overall anticipated performance of the Registrant could be affected by any serious economic downturns in the United States, Europe, Latin America or Asia.


                                      a11

CONSOLIDATED BALANCE SHEETS
---------------------------

                                                                            December 31
(in thousands)                                                          1997          1996
==========================================================================================
ASSETS
Current assets:
   Cash and cash equivalents                                       $  12,228    $   11,470
   Receivables                                                       555,830       563,099
   Inventories                                                       541,114       609,342
   Prepayments and other current assets                              112,448       107,344
--------------------------------------------------------------------------------------------
     Total current assets                                          1,221,620     1,291,255
--------------------------------------------------------------------------------------------
Deferred income taxes                                                 21,869        19,265
Unallocated excess of cost over net assets acquired                  343,854       350,370
Investments in affiliates                                             17,660        22,205
Property, plant and equipment, net                                   368,642       360,432
Deferred charges and other assets                                     22,653        31,244
--------------------------------------------------------------------------------------------
     Total assets                                                 $1,996,298    $2,074,771
--------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable and current portion of long-term debt            $   69,438    $  128,461
   Accounts payable and accrued expenses                             601,573       602,359
   Income taxes                                                       15,486        36,292
--------------------------------------------------------------------------------------------
     Total current liabilities                                       686,497       767,112
--------------------------------------------------------------------------------------------
Warranties                                                            36,280        33,135
Long-term debt                                                       452,344       313,641
Postretirement benefit liabilities                                   133,294       128,411
Other long-term liabilities                                           41,598        52,095
Stockholders' equity:
   Common stock $.005 par value; 200,000 shares authorized;
     Issued 44,057 shares in 1997 and 43,720 shares in 1996              220           219
   Additional paid in capital                                        679,180       667,775
   Retained earnings                                                 173,375       146,331
   Currency translation adjustment                                   (47,100)      (23,478)
   Treasury stock, at cost; 3,429 shares in 1997 and
     98 shares in 1996                                              (153,425)       (3,875)
   Unearned compensation                                              (5,965)       (6,595)
--------------------------------------------------------------------------------------------
     Total stockholders' equity                                      646,285       780,377
--------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                   $1,996,298    $2,074,771
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                      a12

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------



                                                                               Years Ended December 31
                                                                               -----------------------
(in thousands, except per share data)                                     1997         1996          1995
===========================================================================================================
Net sales                                                           $3,193,657   $3,218,534    $2,929,948
Cost of goods sold                                                   2,557,431    2,532,677     2,300,569
-----------------------------------------------------------------------------------------------------------
   Gross profit                                                        636,226      685,857       629,379
Selling, general and administrative expenses                           522,224      447,473       406,576
-----------------------------------------------------------------------------------------------------------
   Income from operations before impairment
      loss on long-lived assets                                        114,002      238,384       222,803
Impairment loss on long-lived assets                                        --           --       244,473
-----------------------------------------------------------------------------------------------------------
   Income (loss) from operations                                       114,002      238,384       (21,670)
Interest expense, net                                                   40,876       34,544        41,412
Equity in (earnings) losses of affiliates                               (5,342)        (623)        7,700
-----------------------------------------------------------------------------------------------------------
   Income (loss) before income taxes                                    78,468      204,463       (70,782)
Provision for income taxes                                              31,075       56,554        25,290
-----------------------------------------------------------------------------------------------------------
   Net income (loss)                                                $   47,393   $  147,909    $  (96,072)
-----------------------------------------------------------------------------------------------------------

Basic earnings (loss) per share                                     $     1.11   $     3.43    $    (2.38)

Diluted earnings (loss) per share                                         1.10         3.37         (2.38)
-----------------------------------------------------------------------------------------------------------

Weighted average common shares and common equivalents outstanding:
     Basic                                                              42,550       43,136        40,321
     Diluted                                                            43,040       43,950        40,321
-----------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                      a13

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------


                                                                                        Years Ended December 31
                                                                                        -----------------------
(in thousands)                                                                     1997         1996          1995
====================================================================================================================
Cash flows from operating activities:
   Net income (loss)                                                           $ 47,393     $147,909     $ (96,072)
   Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
     Depreciation and amortization                                               52,776       48,581        42,841
     Amortization of deferred charges                                            15,978       18,410        18,643
     Provision for doubtful accounts receivable                                   6,139        5,718         5,774
     Other                                                                       (1,638)       7,154        12,555
     Impairment loss on long-lived assets                                            --           --       244,473
     Change in assets and liabilities net
       of effects from purchase of other companies:
       Receivables                                                                2,074       (8,381)     (105,890)
       Inventories                                                               48,562      (92,643)      (86,843)
       Prepayments and other current assets                                      (3,145)      (9,220)      (48,946)
       Deferred income taxes                                                     (1,686)       3,390         7,612
       Other assets                                                               2,245      (11,117)       (9,314)
       Accounts payable and accrued expenses                                     (2,422)     (69,203)      103,321
       Income taxes                                                             (13,429)         453         6,457
       Long term warranties                                                       2,030        5,316         3,037
       Postretirement benefit liabilities                                         4,883        3,776         3,639
       Other long-term liabilities                                               (6,046)      (1,469)       10,996
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                       153,714       48,674       112,283
--------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Net purchases of and investments
       in other companies (net of cash acquired)                                 (8,978)     (16,468)     (288,173)
   Capital expenditures                                                         (66,854)     (73,576)      (66,242)
   Other                                                                          5,718        1,222         1,061
--------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                           (70,114)     (88,822)     (353,354)
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Common stock issued                                                           14,909       20,064       208,152
   Treasury stock purchases                                                    (157,224)      (2,036)         (179)
   Net proceeds from issuance of bank loans                                     169,780           --       277,061
   Long-term debt payments                                                     (114,223)     (40,851)     (156,000)
   Payments on revolving term loan                                                   --           --      (150,000)
   Net borrowings (payments) on short-term debt                                 (59,023)      40,965        30,167
   Net proceeds from issuance of commercial paper                                83,146       40,246        44,790
   Dividends paid                                                               (20,349)     (15,602)       (9,960)
--------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                (82,984)      42,786       244,031
--------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                             142           (6)          (37)
--------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                           758        2,632         2,923
Cash and cash equivalents at beginning of year                                   11,470        8,838         5,915
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $ 12,228     $ 11,470     $   8,838
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                      a14

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-----------------------------------------------


                                             Common Stock Issued  Additional            Currency      Treasury Stock
                                             -------------------    Paid In  Retained  Translation    --------------   Unearned
(in thousands, except share data)             Shares      Amount    Capital  Earnings  Adjustment     Shares   Amount Compensation
==================================================================================================================================
Balance, December 31, 1994                  37,615,782  $    188  $434,774  $120,056   $(14,216)    70,585  $  (2,530)  $(11,342)

   Net loss                                        --         --        --   (96,072)        --         --         --         --
   Issuance of common stock in public
     offering                               4,945,000         25   199,225        --         --         --         --         --
   Issuance of common stock under
     executive stock agreements                15,500         --       700        --         --     (7,000)       251       (932)
   Issuance of common stock under
     employees stock purchase plan            198,163          1     6,209        --         --       (318)        11         --
   Other, primarily exercise of stock
     options                                  351,268          2     2,108        --         --     (9,400)       338         --
   Tax effect of options exercised                 --         --     1,346        --         --         --         --         --
   Amortization of unearned compensation           --         --        --        --         --         --         --      2,806
   Issuance of treasury stock, at cost             --         --        15        --         --     (5,511)       200         --
   Purchase of treasury stock, at cost             --         --        --        --         --      4,150       (179)        --
   Cash dividends on common stock
     ($.24 per share)                              --         --        --    (9,960)        --         --         --         --
   Currency translation adjustment                 --         --        --        --     (8,210)        --         --         --
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                 43,125,713   $    216  $644,377  $ 14,024   $(22,426)    52,506  $  (1,909)   $(9,468)

   Net income                                      --         --        --   147,909         --         --         --         --
   Issuance of common stock under
     executive stock agreements                 2,000         --         2        --         --         --         --         --
   Issuance of common stock under
     employees stock purchase plan            188,123          1     7,521        --         --         --         --         --
   Other, primarily exercise of stock
     options                                  404,017          2    12,468        --         --         --         --         --
   Tax effect of options exercised                 --         --     3,393        --         --         --         --         --
   Amortization of unearned compensation           --         --        --        --         --         --         --      2,873
   Issuance of treasury stock, at cost             --         --        14        --         --     (1,928)        70         --
   Purchase of treasury stock, at cost             --         --        --        --         --     47,050     (2,036)        --
   Cash dividends on common stock
     ($.36 per share)                              --         --        --   (15,602)        --         --         --         --
   Currency translation adjustment                 --         --        --        --     (1,052)        --         --         --
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                 43,719,853   $    219  $667,775  $146,331   $(23,478)    97,628     (3,875)   $(6,595)

   Net income                                      --         --        --    47,393         --         --         --         --
   Issuance of common stock under
     executive stock agreements                15,000         --       898        --         --    (25,000)     1,126     (1,984)
   Issuance of common stock under
     employees stock purchase plan            165,369          1     5,557        --         --       (744)        34         --
   Other, primarily exercise of stock
     options                                  157,067         --     2,758        --         --   (149,926)     6,495         --
   Tax effect of options exercised                 --         --     2,187        --         --         --         --         --
   Amortization of unearned compensation           --         --        --        --         --         --         --      2,614
   Issuance of treasury stock, at cost             --         --         5        --         --       (469)        19         --
   Purchase of treasury stock, at cost             --         --        --        --         --  3,507,321   (157,224)        --
   Cash dividends on common stock
     ($.48 per share)                              --         --        --   (20,349)        --         --         --         --
   Currency translation adjustment                 --         --        --        --    (23,622)        --         --         --
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                 44,057,289   $    220  $679,180  $173,375   $(47,100) 3,428,810  $(153,425)    (5,965)
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                      a15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

York International Corporation is a full-line, global designer and manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) equipment with three major product categories: Engineered Systems, Unitary and Refrigeration. The Company markets its products and services throughout the world and its customers range from residential buyers to design builders, contractors and building owners. Sales and related Cost of Goods Sold are recognized based upon shipment of products or performance of services.


Use of Estimates in the Financial Statements

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions have been eliminated.


Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


Inventories

Inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) or first-in, first-out (FIFO) method.


Unallocated Excess of Costs Over Net Assets Acquired

The unallocated excess of costs over net assets acquired is amortized on a straight-line basis over periods of up to 40 years. Accumulated amortization related to such excess at December 31, 1997 and 1996, is $79.1 million and $68.3 million, respectively. The Company assesses the recoverability or impairment, if any, of the elements of this intangible asset by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations or the long-lived assets to which the unallocated excess is attributed.


Property, Plant and Equipment and Depreciation

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to earnings as incurred. Renewals of significant items are capitalized.

Depreciation is computed generally on a straight-line basis over the estimated useful lives of related assets. For income tax purposes, accelerated methods of depreciation are generally used.


Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Earnings of foreign operations are reinvested in the business and no provision for domestic income tax or foreign withholding tax is made on such earnings until distributed.

                                      a16

Earnings per Share

The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS
128), "Earnings per Share" in 1997, which establishes standards for computing and presenting earnings per share. All prior earnings per share amounts have been restated to conform to the provisions of SFAS 128.

The Company's basic earnings per share are based upon the weighted average common shares outstanding during the period. The Company's diluted earnings per share are based upon the weighted average outstanding common shares and common share equivalents. Earnings per share information is discussed in note 19 to the consolidated financial statements.


Postretirement Benefit Plans and Postemployment Benefits

A majority of domestic employees participate in noncontributory pension plans, and substantially all non-U.S. employees participate in contributory or noncontributory pension plans. Pension accounting information is disclosed in note 14 to the consolidated financial statements.

The Company has certain postemployment benefits provided to former or inactive employees who are not retirees. These benefits include salary continuance, severance and disability health care. The benefits are accrued over the employee's service period or as an expense at the date of the event triggering the benefit.


Foreign Currency Translation

The functional currency for the majority of the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using the exchange rate in effect at the balance sheet date. Revenue and expense accounts are translated using the weighted average exchange rate experienced during the period. The gains or losses resulting from such translation are included in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the results of operations.


Accounting for Stock-Based Compensation

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized with respect to such plans other than for restricted stock and performance-based awards. Information related to stock based compensation awards is presented in note 18 to the consolidated financial statements along with the disclosures required under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."


NOTE 2--FINANCIAL INSTRUMENTS

Financial Instruments with Off-Balance-Sheet Risk

In the ordinary course of business the Company enters into various types of transactions that involve contracts and financial instruments with off-balance-sheet risk. The Company uses these financial instruments to manage financial market risk, including foreign exchange, commodity price and interest rate risk. The Company utilizes over-the-counter as opposed to exchange traded instruments. The Company mitigates the risk that counterparties to these over-the-counter agreements will fail to perform by only entering into agreements with major international financial institutions.


Foreign Currency Instruments

Since the Company purchases raw materials and sells finished products in various currencies, the Company is exposed to foreign currency risk. The Company manages its foreign currency transaction risk by hedging the net external currency exposures. However, the Company does not hedge certain foreign exchange transaction exposures that are immaterial or are considered to be in currencies highly correlated to the manufacturing entity's currency.

The Company primarily uses foreign currency forward contracts and purchased options. These foreign currency and option contracts are matched to firm commitments of foreign currency transactions and effectively fix the sales or purchase price.

                                      a17

These contracts are settled in cash upon expiration, with settlement proceeds or payments included in the measurement of the item hedged. The option contracts are purchased in cash and amortized over the contract term. The Company does not hedge firm commitments beyond three years.


Commodity Contracts

Since the Company purchases commodities as raw materials, the Company is at risk for fluctuations in the market price of those commodities. In connection with the purchase of major commodities, principally copper and aluminum for anticipated manufacturing requirements, the Company may enter into commodity forward contracts to effectively fix the cost of the commodity to the Company. These contracts require cash settlement between the Company and its counterparty to coincide with cash market purchases of the actual commodity. Settlement proceeds or payments are recognized as an adjustment to the cost of the commodity purchased. The Company does not hedge firm commitments beyond three years.

The notional amount and estimated fair value of the Company's hedging contracts are as follows:

                                                             1997                      1996
                                                --------------------------  -------------------------
(in thousands)                                      Notional       Fair       Notional        Fair
==========================================================================  =========================
Foreign currency forward contracts                   $31,995      $32,217      $48,314       $48,781
Commodity forward contracts                           39,900       33,616       60,270        58,686
--------------------------------------------------------------------------  -------------------------


Other Financial Instruments

The carrying amounts and estimated fair values of the Company's other financial instruments are as follows:

                                                                 1997                      1996
                                                   ---------------------------  -------------------------
(in thousands)                                          Carrying        Fair      Carrying        Fair
==============================================================================  =========================
Cash and cash equivalents                               $ 12,228     $ 12,228     $ 11,470      $ 11,470
Short-term borrowings                                     69,438       69,438      128,461       128,461
Long-term debt:
   Commercial Paper                                      168,182      168,182       85,036        85,036
   Bank lines                                            169,780      169,780           --            --
   Senior notes at 6.75%                                 100,000      100,890      100,000        99,360
   Term loan at 4.87%                                         --           --      100,000       107,892
   Other                                                  14,382       14,382       28,605        28,605
------------------------------------------------------------------------------  -------------------------

The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity.


NOTE 3--RECEIVABLES

Receivables are as follows:

(in thousands)                                                                        1997          1996
================================================================================= =======================
Customers, trade                                                                  $509,333      $530,555
Other receivables                                                                   64,336        53,281
--------------------------------------------------------------------------------- -----------------------
                                                                                   573,669       583,836
Less allowance for doubtful accounts receivable                                     17,839        20,737
--------------------------------------------------------------------------------- -----------------------
   Net receivables                                                                $555,830      $563,099
--------------------------------------------------------------------------------- -----------------------

At December 31, 1997 and 1996, $100 million was outstanding under an agreement whereby the Company sold a fractional interest in a defined pool of trade accounts receivable as discussed in note 9.

                                      a18

NOTE 4--INVENTORIES

Inventories are classified as follows:

(in thousands)                                                   1997          1996
========================================================= ==========================
Raw material                                                 $163,336      $178,771
Work in progress                                              110,882       118,847
Finished goods                                                266,896       311,724
--------------------------------------------------------- --------------------------
   Total inventories                                         $541,114      $609,342
--------------------------------------------------------- --------------------------

Inventories valued under the LIFO method comprised approximately 41%, 40% and 33% of the December 31, 1997, 1996 and 1995 totals, respectively. Inventories, if valued at current cost, would have been greater by $13.8 million at December 31, 1997, $14.1 million at December 31, 1996 and $14.0 million at December 31, 1995.


NOTE 5--PREPAYMENTS AND OTHER CURRENT ASSETS

The components of prepayments and other current assets are summarized below:

(in thousands)                                                     1997          1996
=========================================================== ==========================
Deferred income tax assets                                     $ 69,900      $ 69,977
Prepaid insurance                                                18,972        17,069
Other                                                            23,576        20,298
----------------------------------------------------------- --------------------------
   Total prepayments and other current assets                  $112,448      $107,344
----------------------------------------------------------- --------------------------

NOTE 6--INVESTMENTS IN AFFILIATES

The Company owns 50% or less of operations located in Malaysia, Cyprus, Saudi Arabia, Spain and the United States. Operations more than 20% owned are accounted for using the equity method of accounting. Dividends received from affiliates carried at equity were $1.2 million in 1997, $1.5 million in 1996 and $0.6 million in 1995. Equity in earnings of affiliates for 1997 includes a one-time gain of approximately $6.0 million resulting from the sale of the Company's minority interest in an Egyptian air conditioning company.

Equity and cost investments are as follows:

(in thousands)                                                    1997          1996
============================================================= =======================
Investments recorded on equity method                          $17,660       $21,314
Investments carried at cost                                         --           891
------------------------------------------------------------- -----------------------
   Total investments in affiliates                             $17,660       $22,205
------------------------------------------------------------- -----------------------

NOTE 7--PROPERTY, PLANT AND EQUIPMENT

A summary of property, plant and equipment is as follows:

(in thousands)                                                    1997          1996
========================================================== ==========================
Land                                                          $ 10,732      $ 11,080
Buildings                                                      114,307       108,901
Machinery and equipment                                        520,255       479,340
Construction in progress                                        20,942        22,418
Capital leases                                                  13,553        14,479
---------------------------------------------------------- --------------------------
                                                               679,789       636,218
Less accumulated depreciation                                  311,147       275,786
---------------------------------------------------------- --------------------------
   Net property, plant and equipment                          $368,642      $360,432
---------------------------------------------------------- --------------------------

                                      a19

Amortization of capital lease assets has been included in depreciation expense. Accumulated capital lease amortization was $3.5 million and $3.1 million at December 31, 1997 and 1996, respectively.


NOTE 8--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are as follows:

(in thousands)                                                             1997          1996
==================================================================== =========================
Accounts payable, trade and other                                      $358,357      $401,374
Employee compensation, benefits and related accruals                     97,989        98,160
Warranties and claims                                                    51,586        38,988
Accrued insurance                                                        22,934        16,811
Other accrued expenses                                                   70,707        47,026
-------------------------------------------------------------------- -------------------------
   Total accounts payable and accrued expenses                         $601,573      $602,359
-------------------------------------------------------------------- -------------------------

NOTE 9--NOTES PAYABLE AND LONG-TERM DEBT

The Company's notes payable and long-term debt are as follows:

(in thousands)                                                             1997          1996
==================================================================== =========================
Notes payable and current portion of long-term debt:
   Current portion of long-term debt                                   $  9,203      $  6,402
   Bank loans                                                            60,235       122,059
-------------------------------------------------------------------- -------------------------
     Total notes payable and current portion of long-term debt         $ 69,438      $128,461
-------------------------------------------------------------------- -------------------------

Long-term debt:
   Commercial paper                                                    $168,182      $ 85,036
   Bank lines                                                           169,780            --
   Term loan, 4.87% interest, due December 14, 2000                          --       100,000
   Senior notes, 6.75% interest, due March 2003                         100,000       100,000
   Other, primarily foreign bank loans, at an average rate of 7.16%      14,382        28,605
-------------------------------------------------------------------- -------------------------
     Total long-term debt                                              $452,344      $313,641
-------------------------------------------------------------------- -------------------------

The Company maintains a $500 million revolving credit facility pursuant to an Amended and Restated Credit Agreement (the Agreement) expiring on July 31, 2002. The Agreement was amended and restated on May 1, 1997. At December 31, 1997, the Company could borrow $500 million. The Agreement provides for borrowings under the facility at LIBOR plus .16% or at specified bid rates. At December 31, 1997 and 1996, the LIBOR rate was 5.75% and 5.56%, respectively. A fee of .09% is paid on the facility. The Agreement, as amended, contains financial and operating covenants requiring the Company to maintain certain financial ratios and standard provisions limiting leverage, investments and liens.

The Company's non-U.S. subsidiaries maintain bank credit facilities in various currencies that provided for available borrowings of $245.2 million and $252.5 million at December 31, 1997 and 1996, respectively, of which $175.5 million and $121.1 million, respectively, were unused. In some instances, borrowings against these credit facilities have been guaranteed by the Company to assure availability of funds at favorable rates.

The Company established a commercial paper facility with two dealers in November 1995. Commercial paper borrowings are expected to be reborrowed in the ordinary course of business. The interest rate on the commercial paper was 5.84% at December 31, 1997, and 5.43% at December 31, 1996.

During the second quarter of 1997, the Company arranged four separate unsecured bank lines similar to commercial paper. These bank lines provide for total borrowings of $295 million which are expected to be reborrowed in the ordinary course of

                                      a20
business. At December 31, 1997, the Company had $169.8 million outstanding under the bank lines. The average rate under the bank lines was 5.92% at December 31, 1997.

During 1995, the Company arranged two term loans denominated in foreign currencies. The Company borrowed $26.2 million with a final maturity on November 15, 1998, with an interest rate of 3.98%. The loan is repayable in four annual installments. On December 21, 1995, the Company borrowed $100 million with an interest rate of 4.87%. This loan was repaid in June 1997. The remaining term loan agreement contains financial and operating covenants that are equivalent to the covenants of the Company's Amended and Restated Credit Agreement.

In July 1995, the Company registered $200 million in debt securities with the Securities and Exchange Commission. Under terms of the registration statement, the Company may offer and sell up to that amount of such securities from time to time at prices and terms to be determined at or prior to sale. No amounts of such debt securities were outstanding at December 31, 1997 and 1996.

Under a receivables sales agreement entered into in 1992, the Company sold a fractional ownership interest in a defined pool of trade accounts receivable for $100 million in 1997 and 1996. The sold accounts receivable are reflected as a reduction of receivables in the accompanying consolidated balance sheets. Under an Amended and Restated Receivables Sales Agreement entered into on March 26, 1997, the maximum amount of the purchasers' investment is currently $120 million and is subject to decrease based on the level of eligible accounts receivable and restrictions on concentrations of receivables. The discount rate on the receivables sold at December 31, 1997 and 1996 was approximately 5.78% and 5.40%, respectively.

Annual principal payments on long-term debt are as follows for the fiscal years indicated:


(in thousands)
======================================================= ========================
1998                                                               $  9,203
1999                                                                  3,770
2000                                                                  2,117
2001                                                                  2,167
2002                                                                339,902
Thereafter                                                          104,388
------------------------------------------------------- ------------------------

Interest expense is net of interest income of $1.8 million in 1997, $5.1 million in 1996 and $3.3 million in 1995.


NOTE 10--PROVISION FOR INCOME TAXES

Components of earnings and taxes are as follows:


(in thousands)                                  1997          1996         1995
===================================================== ==========================
Income (loss) before income taxes:
   U.S.                                      $75,893      $196,687     $(88,738)
   Non-U.S.                                    2,575         7,776       17,956
----------------------------------------------------- --------------------------
                                             $78,468      $204,463     $(70,782)
----------------------------------------------------- --------------------------

Income tax expense:
   Current:
   U.S. Federal                              $31,383      $ 32,052     $ 53,590
   State                                       1,011         1,762          653
   Non-U.S.                                    7,498        12,732       10,238
----------------------------------------------------- --------------------------
     Total current                            39,892        46,546       64,481
   Deferred                                   (8,817)       10,008      (39,191)
----------------------------------------------------- --------------------------
     Total provision for income taxes        $31,075      $ 56,554     $ 25,290
----------------------------------------------------- --------------------------

                                      a21

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income (loss) before income taxes as a result of the following:


(in thousands)                                                                     1997         1996          1995
===================================================================================================================
Tax expense at statutory rate                                                  $ 27,464     $ 71,562      $(24,774)
Increase (decrease) resulting from:
   Equity in earnings of affiliates/minority interest                              (540)      (1,362)         (664)
   Taxes on foreign earnings                                                      7,466       (4,189)        4,324
   State income taxes--current                                                      657        1,145           425
   Purchase accounting adjustments                                                3,570       (1,839)       56,647
   State income taxes--deferred                                                  (1,421)       1,600        (6,451)
   Export incentives                                                             (4,776)     (10,378)       (3,196)
   Other                                                                         (1,345)          15        (1,021)
--------------------------------------------------------------------------------------------------------------------
     Total provision for income taxes                                          $ 31,075     $ 56,554      $ 25,290
--------------------------------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:


(in thousands)                                                                                   1997          1996
====================================================================================================================
Deferred tax assets:
   Accounts receivable, principally due to allowance for doubtful accounts                   $  3,891      $  4,559
   Inventories, including uniform capitalization                                               17,276        18,550
   Compensated absences and benefits, principally
     due to accrual for financial reporting purposes                                            8,983         8,198
   Contingencies, due to accrual for financial reporting purposes                              11,443         8,605
   Warranty reserves, due to accrual for financial reporting purposes                          26,995        22,893
   Postretirement benefits                                                                     52,671        50,786
   Other                                                                                       16,481        19,929
--------------------------------------------------------------------------------------------------------------------
     Total gross deferred tax assets                                                          137,740       133,520
--------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Plant and equipment, due to purchase accounting
     adjustments and differences in depreciation                                               27,695        25,648
   Inventory, due to purchase accounting adjustments                                           16,150        15,145
   Other                                                                                        2,126         3,485
--------------------------------------------------------------------------------------------------------------------
     Total gross deferred tax liabilities                                                      45,971        44,278
--------------------------------------------------------------------------------------------------------------------
       Net deferred tax assets                                                               $ 91,769      $ 89,242
--------------------------------------------------------------------------------------------------------------------

Based on the Company's historical and current pre-tax earnings, management believes it is more likely than not that the Company will realize the net deferred tax assets.

The Internal Revenue Service (IRS) is currently examining the Federal tax returns for 1993 and 1994. The Company does not anticipate any material effect to the Company's financial statements as a result of the examinations. For the Federal income tax returns for 1987 through 1992, the Company has reached a settlement agreement with the IRS; this settlement did not have a material effect on the financial statements.

Various state and foreign tax returns are under examination by the applicable authorities. The Company does not anticipate any material effect to the Company's financial statements resulting from these examinations.

Domestic income taxes or foreign withholding taxes have not been provided on $81 million and $68 million of undistributed earnings of foreign subsidiaries and affiliates at December 31, 1997 and 1996, respectively. These earnings are considered to

                                      a22
be permanently invested in the businesses and, under the tax laws, are not subject to such taxes until distributed as dividends. If the earnings were not considered permanently invested, approximately $3.0 million and $2.9 million of deferred income taxes, consisting of foreign withholding taxes, would have been provided at December 31, 1997 and 1996, respectively. Such taxes, if ultimately paid, may be recoverable as foreign tax credits in the U.S.


NOTE 11--LEASE COMMITMENTS

The Company has non-cancelable leases with terms exceeding one year. At December 31, 1997, rental amounts committed in future years are summarized as follows:


(in thousands)                                                Operating Leases
==============================================================================

1998                                                                   $25,687
1999                                                                    15,398
2000                                                                    10,340
2001                                                                     6,357
2002                                                                     3,800
Thereafter                                                              13,840
------------------------------------------------------------------------------
   Total                                                               $75,422
------------------------------------------------------------------------------


Total rental expense was $35.4 million in 1997, $30.4 million in 1996 and $27.5 million in 1995.


NOTE 12--RESEARCH AND DEVELOPMENT

Total research and development costs charged to expense amounted to $30.6 million in 1997, $28.0 million in 1996 and $26.9 million in 1995.


NOTE 13--CONTINGENT LIABILITIES

It is the opinion of the Company's management and its general counsel that various claims and litigation in which the Company is currently involved have been adequately provided for or are covered by insurance and, therefore, the resolution of such matters will not materially affect the Company's financial position or future earnings.

At December 31, 1997, $26.8 million in standby letters of credit and $72.7 million of performance guarantees issued for the account of the Company were outstanding. These items are expected to expire and be replaced with similar items in the normal course of the Company's business.


NOTE 14--POSTRETIREMENT BENEFIT PLANS AND POSTEMPLOYMENT BENEFITS

The Company has postretirement benefit plans for certain employees including pension plans and postretirement benefit plans other than pensions, including health and life insurance plans and other postemployment benefits, as follows:


Pensions

The Company and its subsidiaries have a number of noncontributory pension plans covering substantially all employees. Plans covering salaried and management employees provide pension benefits that are based on the employee's compensation during the several years before retirement. Plans covering hourly employees and union members generally provide benefits of stated amounts for each year of service. Contributions to the plans are based upon the projected unit credit actuarial funding method and are limited to amounts that are currently deductible for tax reporting purposes.

                                      a23

The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets:


                                                                            1997                          1996
                                                                 --------------------------------------------------------
                                                                 Fully Funded  Under Funded   Fully Funded   Under Funded
(in thousands)                                                       Plans         Plans          Plans         Plans
=========================================================================================================================
Actuarial present value of benefit obligations:
   Vested benefit obligations                                    $(178,783)    $ (95,638)      $(163,247)    $ (93,293)
-------------------------------------------------------------------------------------------------------------------------

   Accumulated benefit obligations                               $(183,311)    $(106,473)      $(166,340)    $(103,781)
-------------------------------------------------------------------------------------------------------------------------

Projected benefit obligations for service rendered to date       $(238,133)    $(112,283)      $(213,255)    $(109,590)
Plan assets at fair value                                          303,329        82,919         272,708        68,007
-------------------------------------------------------------------------------------------------------------------------

Projected benefit obligations less
   than (in excess of) plan assets                                  65,196       (29,364)         59,453       (41,583)
Prior service cost                                                   1,409        11,224           1,693        11,566
Unrecognized net gain                                              (62,905)      (12,101)        (56,631)       (7,563)
-------------------------------------------------------------------------------------------------------------------------
(Accrued) prepaid pension cost included in liabilities           $   3,700     $ (30,241)      $   4,515     $ (37,580)
-------------------------------------------------------------------------------------------------------------------------

Net periodic pension cost includes the following components:


(in thousands)                                                                     1997         1996          1995
====================================================================================================================
Service cost-- benefits earned during the period                               $ 14,772     $ 13,289      $  9,690
Interest cost on projected benefit obligations                                   22,964       21,497        19,766
Actual return on plan assets                                                    (55,240)     (45,390)      (57,156)
Net amortization and deferral                                                    27,263       19,043        31,712
--------------------------------------------------------------------------------------------------------------------
   Net periodic pension cost                                                   $  9,759     $  8,439      $  4,012
--------------------------------------------------------------------------------------------------------------------

The weighted average discount rate was 7.25% and 7.5% as of December 31, 1997 and 1996, respectively, for substantially all plans. The rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 4.75% as of December 31, 1997 and 1996. The change in the actuarial assumptions for the discount rate had the effect of increasing the projected benefit obligations by approximately $8.6 million. The related expected long-term rate of return on plan assets was 9.75% in 1997 and 1996. Unrecognized net gains and losses in excess of the corridor are amortized over an average of approximately 13 years, the estimated remaining service period of employees. Net assets of the pension trust consist primarily of stocks and debt securities.

The Company has an unfunded supplemental benefit plan which was adopted in 1993 to provide certain senior management with supplemental retirement benefits. The provisions of SFAS 87, "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets.

Salaried and eligible hourly employees of the Company may participate in the York International Corporation Investment Plan by contributing up to 16% of their earnings as pre-tax contributions. Beginning in 1990, the Company contributed 25% of the employee contribution up to a maximum Company contribution of 1% of earnings for all eligible employees. The Company's contributions were approximately $1.1 million in 1997, $0.9 million in 1996 and $0.9 million in 1995.

                                      a24

Postretirement Benefits Other Than Pensions

The Company has several postretirement health and life insurance plans covering certain employees who were hired before February 1, 1993, who retire under the normal, early or disability retirement provisions of one of the Company's domestic defined benefit pension plans and who have at least 10 years of service. Employees who retired prior to February 1, 1993, contribute to the cost of the plan, although the Company pays the major cost. Employees retiring after February 1, 1993, contribute to the cost of the plan based on an indexed service-related premium. Employees hired after February 1, 1993, are not eligible for the plan. The plan is not funded.

The net periodic cost of postretirement benefits other than pensions is as follows:


(in thousands)                                                                     1997         1996          1995
===================================================================================================================
Service cost                                                                     $1,984       $2,326        $2,379
Interest cost on accumulated postretirement benefit obligation                    6,714        6,708         6,863
Net amortization and deferral                                                       (86)         (46)          (34)
-------------------------------------------------------------------------------------------------------------------
   Net cost                                                                      $8,612       $8,988        $9,208
-------------------------------------------------------------------------------------------------------------------

Accrued postretirement benefits other than pensions at December 31, 1997 and 1996 are as follows:


(in thousands)                                                                                  1997          1996
===================================================================================================================
Accumulated postretirement benefit obligations:
   Retirees                                                                                $ (45,636)    $ (41,989)
   Active--fully eligible                                                                    (13,055)      (11,891)
   Active--other                                                                             (37,878)      (33,969)
-------------------------------------------------------------------------------------------------------------------
     Total obligations                                                                       (96,569)      (87,849)
Unrecognized gain                                                                            (16,655)      (17,518)
Unrecognized prior service cost                                                                4,950         1,445
-------------------------------------------------------------------------------------------------------------------
     Accrued cost of postretirement benefits other than pensions included in liabilities   $(108,274)    $(103,922)
-------------------------------------------------------------------------------------------------------------------

The discount rate used to present value the future cost of the obligations was 7.25% at December 31, 1997 and 7.5% at December 31, 1996. The change in the discount rate assumption increased the accumulated postretirement benefit obligation by $3.5 million. During 1996, the prescription plan was changed from a base major medical plan to a $15 prescription card plan, increasing the accumulated post retirement benefit obligation by $1.4 million. For measurement purposes, an 8% annual rate of increase in the cost of covered health care benefits was assumed for 1997 and 1998, 6% for 1999 and 2000, and 5.5% thereafter. A one percentage point increase each year would increase the accumulated postretirement benefit obligation for health care benefits at December 31, 1997 by $17.7 million, and the service and interest costs components of the net cost of postretirement benefits other than pensions for 1997 by approximately $1.7 million.


NOTE 15--DOMESTIC AND FOREIGN OPERATIONS

The Company is engaged in one principal industry--air conditioning and related equipment. The Company's customers are not concentrated in any specific geographic region, and no single customer accounts for a significant amount of the Company's sales. As of December 31, 1997 and 1996, the Company had no significant concentrations of credit risk. Information related to domestic and foreign operations is as follows:

                                      a25


(in thousands)                                                        1997         1996          1995
======================================================================================================
Sales:
   United States                                                $2,155,174   $2,022,581    $1,887,182
   Europe                                                          476,159      612,884       592,867
   Other Non-United States                                         562,324      583,069       449,899
------------------------------------------------------------------------------------------------------
                                                                $3,193,657   $3,218,534    $2,929,948
------------------------------------------------------------------------------------------------------

Sales or transfers between geographic areas:
   United States                                                $  236,374   $  321,168    $  282,405
   Europe                                                           88,543       83,411        63,145
   Other Non-United States                                         120,311       99,550        53,375
------------------------------------------------------------------------------------------------------
                                                                $  445,228   $  504,129    $  398,925
------------------------------------------------------------------------------------------------------

Income (loss) before income taxes:
   United States                                                $   75,893   $  196,687    $  155,735
   Europe                                                          (17,459)       4,412        19,405
   Other Non-United States                                          20,034        3,364        (1,449)
   Impairment loss on long-lived assets (see note 17)                   --           --      (244,473)
------------------------------------------------------------------------------------------------------
                                                                $   78,468   $  204,463    $  (70,782)
------------------------------------------------------------------------------------------------------

Identifiable assets at end of year:
   United States                                                $1,373,963   $1,345,104    $1,303,975
   Europe                                                          340,012      411,450       389,342
   Other Non-United States                                         282,323      318,217       233,685
------------------------------------------------------------------------------------------------------
                                                                $1,996,298   $2,074,771    $1,927,002
------------------------------------------------------------------------------------------------------

Included in United States sales are export sales of $316.3 million in 1997, $296.7 million in 1996 and $289.3 million in 1995.


NOTE 16--CHARGES TO OPERATIONS

The Company recorded a one-time charge of $62.1 million during the fourth quarter of 1997, relating to profit improvement initiatives. Actions are being taken to rationalize global capacity by closing and streamlining certain operations, and to rationalize global distribution and products throughout the world. In the first quarter of 1997, a charge of $13.4 million was recorded to close the Houston manufacturing facility and downsize the German operations.


NOTE 17--IMPAIRMENT LOSS ON LONG-LIVED ASSETS

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," as of October 1, 1995. In connection therewith, for long-lived assets for which actual operating cash results or forecasted cash flows indicate that the recoverability of the carrying amount of such assets may be impaired, the Company compares estimated expected future cash flows (undiscounted and without interest charges) identified with each long-lived asset or group thereof, as appropriate, to the carrying amount of such asset or group of assets. For purposes of such comparison, portions of unallocated excess of cost over net assets acquired are attributed to related long-lived assets and identifiable intangible assets, based upon the relative fair values of such assets at acquisition.

The Company recognized an impairment loss of $244.5 million in 1995 for those long-lived assets or groups of assets where the sum of such estimated expected future cash flows (undiscounted and without interest) was less than the carrying amount of such assets or groups of assets, including attributed portions of unallocated excess cost over net assets acquired. SFAS 121 requires analysis of each item on an individual asset-by-asset basis, where applicable, versus the analysis of the aggregate asset value and aggregate cash flows previously used. The amount of the impairment loss is the excess of the carrying amount of the impaired

                                      a26
asset over the fair value of the asset. Generally, fair value represents the Company's expected future cash flows from the use of the asset or group of assets, discounted at a rate commensurate with the risks involved.


NOTE 18--STOCKHOLDERS' EQUITY

The 1992 Employee Stock Purchase Plan authorizes the allocation of 1,500,000 shares of stock for the Plan. The purchase price of the shares under the Purchase Plan is 85% of the lower of the fair market value of shares at the beginning of the period or at the end of the period. No compensation expense is recorded in connection with the Plan. In 1997, 1996 and 1995, there were 165,169 shares, 188,123 shares and 198,481 shares, respectively, purchased by employees at a price of $33.63 per share, $39.95 per share and $31.39 per share, respectively.

During May 1997, the Stockholders approved an amendment to the 1992 Omnibus Stock Plan. The amended and restated 1992 Omnibus Stock Plan authorizes the issuance of up to 4,380,000 shares of the Company's common stock as stock options or restricted share awards, of which up to 3% of the total outstanding shares are available for restricted share awards. The exercise price of stock options granted under the Plan are not less than the fair market value of the shares on the date the option is granted. The restricted shares are granted at a price determined by the Board of Directors. In 1997, 1996 and 1995 under the 1992 Omnibus Stock Plan, key employees were awarded 40,000, 2,000 and 22,500 shares, respectively, of restricted stock generally vesting over four years. Accordingly, unearned compensation of $2.0 million and $0.9 million was recorded as a charge to equity in 1997 and 1995, respectively, which is being amortized over the vesting period.

In 1989, the Company adopted a management equity plan whereby restricted stock may be awarded under Executive Stock Agreements and stock options may be granted under the 1989 Stock Option Plan to key employees. This Plan has been terminated but the options still outstanding are governed by the rules of the Plan.

Changes in the number of shares under the stock option plans are as follows:


                                        1997                        1996                        1995
                                -----------------------------------------------------------------------------------
                                           Weighted Average            Weighted Average            Weighted Average
                                 Shares     Exercise Price    Shares    Exercise Price    Shares    Exercise Price
===================================================================================================================
Outstanding, January 1,         2,365,859       $39.97      1,976,778       $35.14       1,463,522       $31.92
   Granted                        829,143        45.43        818,390        46.91         668,100        38.60
   Exercised                     (306,993)       30.24       (404,017)       29.97        (138,509)       17.69
   Canceled                      (111,642)       44.36        (25,292)       46.68         (16,335)       35.82
------------------------------------------------------------------------------------------------------------------

Outstanding, December 31,       2,776,367        42.50      2,365,859        39.97       1,976,778        35.14

Exercisable, December 31,       1,952,454       $41.30      1,551,061       $36.45       1,305,878       $33.37

Available, December 31,           884,175                     389,416                    1,184,514
------------------------------------------------------------------------------------------------------------------

The exercise price of options outstanding and those exercised under the stock option plans is $0.24 per share for 1991 grants, $31.75 to $33.75 per share for 1992 grants, $34.25 to $40.00 per share for 1993 grants, $35.75 to $39.00 per share for 1994 grants, $38.25 to $46.00 per share for 1995 grants, $46.00 to $54.88 per share for 1996 grants, and $44.63 to $49.63 per share for 1997 grants.

In 1997, the Board of Directors authorized the Company to purchase up to 6.0 million shares of its Common Stock over the next four years to fund the Company's Employee Stock Purchase Plan and the Amended and Restated 1992 Omnibus Stock Plan. The stock purchases will be made from time to time on the open market. Under the program, 3.4 million shares were repurchased on the open market in 1997.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's other stock option and employee stock purchase plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards (SFAS) No.

                                      a27

123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


(in thousands, except per share data)                           1997         1996         1995
===============================================================================================
Net earnings (loss)--as reported                             $47,393     $147,909    $ (96,072)
Net earnings (loss)--pro forma                                38,471      137,765     (102,739)
Diluted earnings (loss) per share--as reported                  1.10         3.37        (2.38)
Diluted earnings (loss) per share--pro forma                    0.89         3.13        (2.55)
-----------------------------------------------------------------------------------------------

The per share weighted average fair value of the options granted during 1997, 1996 and 1995 is estimated as $18.04, $18.30 and $16.07, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 1.0%; volatility of 27.2%, 18.6% and 19.2% in 1997, 1996 and 1995, respectively; risk-free interest rate of 6.6%, 6.4% and 7.2% in 1997, 1996 and 1995, respectively; and an expected life of seven years.

Pro forma net income reflects only options granted after 1994. Therefore, the full impact of calculating compensation costs for stock options granted prior to January 1, 1995, is not reflected in the pro forma net income amounts presented above because compensation cost for options granted prior to January 1, 1995, is not considered. The effects of applying SFAS No. 123 for disclosing compensation costs under such pronouncement may not be representative of the effects on reported net income for future years.


NOTE 19--EARNINGS PER SHARE RECONCILIATION OF SHARES OUTSTANDING

Net income (loss) as set forth in the statements of operations is used in the computation of basic and diluted earnings per share information. Reconciliations of shares used in the computations of earnings per share are as follows:


(in thousands)                                                    1997         1996          1995
==================================================================================================
Weighted average common shares outstanding used
   in the computation of basic earnings (loss) per share        42,550       43,136        40,321
Effect of dilutive securities:
   Non-vested restricted shares                                    167          205            --
   Stock options                                                   323          609            --
--------------------------------------------------------------------------------------------------
Weighted average common shares and equivalents used
   in the computation of diluted earnings (loss) per share      43,040       43,950        40,321
--------------------------------------------------------------------------------------------------

NOTE 20--STATEMENT OF CASH FLOW INFORMATION

Supplemental Disclosures of Cash Flow Information


(in thousands)                                                    1997         1996         1995
==================================================================================================
Cash paid during the year for:
   Interest                                                    $41,519      $34,454       $44,000
   Income taxes                                                 55,587       46,683        47,567
--------------------------------------------------------------------------------------------------

                                      a28

Supplemental Schedule of Non-Cash Investing and Financing Activities

Acquisitions in which liabilities were assumed are as follows:


(in thousands)                                                      1997         1996          1995
====================================================================================================
Fair value of assets acquired                                   $ 20,447     $ 23,336     $ 362,973
Less cash paid                                                   (17,481)     (16,468)     (288,173)
----------------------------------------------------------------------------------------------------
   Liabilities assumed                                          $  2,966     $  6,868     $  74,800
----------------------------------------------------------------------------------------------------

SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
----------------------------------------


(in thousands, except per share data)        First Quarter     Second Quarter     Third Quarter     Fourth Quarter
===================================================================================================================
1997
    Net sales                                    $800,767          $884,397          $749,780          $758,713
    Gross profit                                  163,735           189,397           159,795           123,299
    Net income (loss)                              14,860            42,202            23,785           (33,454)(a)
    Earnings (loss) per share:
       Basic                                          .34               .98               .56              (.81)(a)
       Diluted                                        .34               .97               .55              (.81)(a)
1996
    Net sales                                    $728,165          $861,662          $787,303          $841,404
    Gross profit                                  153,222           194,397           168,817           169,421
    Net income                                     23,965            45,853            38,839            39,252
    Earnings per common share:
       Basic                                          .56              1.07               .90               .91
       Diluted                                        .55              1.05               .88               .89
--------------------------------------------------------------------------------------------------------------------

(a) During the fourth quarter of 1997, the Company recorded a charge to operations of $62.1 million related to global manufacturing rationalization, and rationalization of products and distribution.


TRADING AND DIVIDEND INFORMATION

                                                                                Dividends
                                                        High          Low       Declared
===============================================================================================
1997
   Fourth quarter                                     $47 3/8       $39 5/16     $.12
   Third quarter                                       49 7/16       41 3/4       .12
   Second quarter                                      50 5/8        38 5/8       .12
   First quarter                                       54 3/8        42           .12

1996
   Fourth quarter                                     $56 1/4       $47 3/8      $.09
   Third quarter                                       51 7/8        44 3/4       .09
   Second quarter                                      53 5/8        46 3/4       .09
   First quarter                                       49            44           .09
-----------------------------------------------------------------------------------------------

                                      a29
directors and officers


BOARD OF DIRECTORS
------------------

Malcolm W. Gambill
Retired Chairman and Chief Executive Officer of Harsco Corporation
Member of the Compensation Committee

Robert F. B. Logan
Retired Chairman and Chief Executive Officer of Banc One Arizona Corporation
Member of the Compensation Committee

Gerald C. McDonough
Private Business Consultant
Retired Chairman and Chief Executive Officer of Leaseway Holdings, Inc.
Chairman of the Audit Committee

Robert N. Pokelwaldt
Chairman of the Board and Chief Executive Officer

Donald M. Roberts
Retired Vice Chairman and Treasurer of United States Trust Company of New York and its parent, U.S. Trust Corporation
Member of the Audit Committee

John R. Tucker
President and Chief Operating Officer

James A. Urry
Vice President of Citicorp Venture Capital, Ltd.
Member of the Compensation Committee

John E. Welsh, III
Vice Chairman of Mobile Telecommunications
Technologies Corporation
Member of the Audit Committee

Walter B. Wriston
Private Business Consultant
Retired Chairman and Chief Executive Officer of Citicorp
Chairman of the Compensation Committee

OFFICERS
--------

Robert N. Pokelwaldt
Chairman of the Board and Chief Executive Officer

John R. Tucker
President and Chief Operating Officer

William G. Cowles, Jr.
Vice President and President of Refrigeration Products

Joseph D. Smith
Vice President of Manufacturing Operations

Peter C. Spellar
Vice President and President of Applied Systems

Michael R. Young
Vice President and President of Bristol Compressors

Jane G. Davis
Vice President, Secretary and General Counsel

Dean T. DuCray
Vice President and Chief Financial Officer

Wayne J. Kennedy
Vice President, Human Resources

Helen S. Marsteller
Vice President, Investor Relations and Corporate Communications

Mark V. Stanga
Vice President, Government Affairs

James P. Corcoran
Treasurer

C. David Myers
Controller

                                      a30

INVESTOR AND STOCKHOLDER INFORMATION
------------------------------------


STOCKHOLDER INQUIRIES

Questions concerning your account, dividend payments, address changes, consolidation of duplicate accounts, lost certificates and related matters should be addressed to York International Corporation's transfer agent:

     Chase Mellon Shareholder Services, L.L.C.
     85 Challenger Road
     Ridgefield Park, NJ 07660
     1-800-851-9677
     http://www.cmssonline.com


DIVIDEND POLICY

The declaration and payment of quarterly dividends is made at the discretion of York's board of directors. The dividend is reviewed by the board quarterly. York has paid quarterly dividends on its common shares without interruption since going public in 1991.


DIRECT DEPOSIT OF DIVIDENDS

Stockholders who would like their dividends directly deposited in a U.S. bank account should contact the transfer agent at the above address for an enrollment form.


DIVIDEND REINVESTMENT PROGRAM

     An automatic dividend reinvestment plan is available to all stockholders of record. Dividends can be automatically reinvested in York common stock. Participants also may add cash for the purchase of additional shares. For more information, contact Chase Mellon Shareholder Services, L.L.C. at (800) 437-6726.


INVESTOR RELATIONS PROGRAM

York International has an active investor relations program directed to both individual and institutional investors. The Company's investor relations mission is to maintain an ongoing awareness of the Company's performance among its stockholders and the financial community. The Company welcomes inquiries from its investors, large or small, as well as from members of the financial community. For further information, contact:

     Investor Relations Department
     York International Corporation
     P.O. Box 1592-364M
     York, PA 17405-1592
     (717) 771-7409 Telephone
     (717) 771-7381 Facsimile


ABOUT YORK'S SHAREHOLDERS

     At year-end, the Company had approximately 4,500 registered shareholders. Approximately 15% of the Company shares were held by individual investors. The Company shares were also held by about 150 institutions. At year-end, there were approximately 4,000 employee shareholders participating in the York International Employee Stock Purchase Plan, for an estimated 25% enrollment of eligible employees.

CORPORATE DATA
--------------

CORPORATE OFFICES

Street Address:

     York International Corporation
     631 South Richland Avenue
     York, PA 17403

Mailing Address:

     York International Corporation
     P.O. Box 1592
     York, PA 17405-1592
     Telephone: (717) 771-7890
     Facsimile: (717) 771-7381


ADDITIONAL INFORMATION

Stockholder, financial and other information about York is available from several sources. The Company's 10K Report, 10Q and Quarterly Reports to Stockholders are available through the company's automated telephone system by dialing: (717) 771-7409. You can also request these publications by writing:

     Stockholder Relations
     York International Corporation
     P.O. Box 1592-364M
     York, PA 17405-1592
     (717) 771-7381 Facsimile

York news releases, including earnings announcements, are available by fax 24 hours a day through Company News On-Call at (800) 758-5804. The York extension is 992638. You can access financial and other information, such as quarterly press releases on earnings and product announcements, through the Internet. To connect to York's World Wide Web site, set your browser software to: http://www.york.com


STOCK EXCHANGE LISTING

The New York Stock Exchange


STOCK TRADING SYMBOL

YRK

                                      a31